Exhibit 10.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

ORTHOPEDIATRICS CORP.,

as PARENT,

ORTHOPEDIATRICS IOWA HOLDCO, INC.,

AS MERGER SUB,

MITCHELL DESIGNS, INC.,

AS TARGET COMPANY,

AND

JOHN MITCHELL,

as shareholder

DATED AS OF APRIL 1, 2022

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of April 1, 2022, by and among (i) OrthoPediatrics Corp., a Delaware corporation (“Parent”), (ii) OrthoPediatrics Iowa Holdco, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”); (iii) Mitchell Designs, Inc., an Iowa corporation (“Target Company”) and John Mitchell, as sole shareholder of Target Company (“Shareholder”).

WHEREAS,  the parties intend for Parent to acquire the Target Company, which, in turn, owns all of the issued and outstanding shares of MD Orthopaedics, Inc., an Iowa corporation (“MD Ortho”) which, in turn, owns all of the issued and outstanding shares of MD International, Inc., an Iowa corporation (“MD International”), on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, in furtherance of such acquisition of Target Company by Parent, and on the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”) and the Iowa Business Corporation Act (the “IBCA”), Target Company shall be merged with and into Merger Sub, with the Merger Sub surviving the merger as a wholly-owned subsidiary of Parent, and each outstanding share of the Target Company's common stock (the “Stock”) will be converted into the right to receive the Merger Consideration (as defined below).

WHEREAS, Target Company, MD Ortho and MD International are sometimes referred to herein individually as, a “Company”, and are collectively referred to herein as, the “Companies.”

NOW, THEREFORE, in consideration of the mutual agreements and covenants hereinafter set forth, and for good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I
MERGER; closing

Section 1.1      Merger. Subject to the terms and conditions set forth in this Agreement, at the Closing, (i) Target Company will merge with and into Merger Sub; (ii) the separate corporate existence of the Target Company will cease; and (iii) Merger Sub will continue its corporate existence under the DGCL as the surviving corporation in the merger and a wholly-owned subsidiary of Parent. Capitalized terms not otherwise defined herein shall have the respective meaning assigned to such term as set forth in Section 8.1 hereof.

Section 1.2     Consideration.

(a)            Effect of Merger on Stock. At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub, or Target Company or the holder of any capital stock of Parent, Merger Sub or Target Company or the holder, the Stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive (“Merger Consideration”): (i)  Eight Million Two Hundred Thousand and 00/100 Dollars ($8,200,000.00) in cash by wire transfer or other method representing funds immediately available to Shareholder (“Cash Amount of the Merger Consideration”), and (ii) 173,241 shares of unregistered common stock of Parent, which represents approximately Eight Million Nine Hundred Thousand and 00/100 Dollars ($8,900,000.00) in value (“OrthoPediatrics Stock”).

(b)            Certain Payments at Closing.

(i)            Notice of Estimates. Prior to the Closing Date, the Shareholder shall have delivered to the Parent a written notice setting forth (A) an estimate of the Funded Indebtedness as set forth in the Payoff Letters (the “Payoff Amount”) and (B) an estimate of the Transaction Expenses required to be paid pursuant to Section 1.2(b)(iii) (“Estimated Transaction Expenses”), calculated in good faith, each as of the close of business on the Closing Date.

(ii)            Payment of Funded Indebtedness. Prior to the Closing Date, the Shareholder shall have delivered to the Parent customary payoff letters (the “Payoff Letters”) from each Person to whom any of the Companies, jointly or severally, owes Funded Indebtedness as of the Closing, signed by the Persons to which such Funded Indebtedness is payable, setting forth, among other things, (A) the amount required to pay off in full at the Closing all Funded Indebtedness of each of the Companies held by such Person, (B) wire transfer instructions for the payment of such amounts, and (C) the commitment to release all Encumbrances, if any, which such Person may hold on any of the Companies or any of the assets of such parties upon receipt of the payoff amount set forth therein. At the Closing, the Parent will pay to each Person to whom any of the Companies owes Funded Indebtedness as of immediately prior to the Closing the amounts set forth in the applicable Payoff Letter by wire transfer of immediately available funds to the applicable accounts specified therein.

(iii)            Payment of Transaction Expenses. At the Closing, the Parent will pay or cause to be paid to each Person to whom either or both of the Companies owes Transaction Expenses by wire transfer of immediately available funds to the accounts and in the amounts designated by the Target Company.

(iv)            Escrow Amount. At the Closing, the Parent shall deposit by wire transfer of immediately available funds the Escrow Amount with UMB Bank, National Association (the “Escrow Agent”) an amount equal to One Million Five Hundred Thousand and 00/100 Dollars ($1,500,000.00) (the “Escrow Amount”) pursuant to that certain agreement among the Parent, the Shareholder and the Escrow Agent (the “Escrow Agreement”).

(v)            Closing Net Working Capital Adjustment. The “Closing Net Working Capital Adjustment” shall mean the difference between the Preliminary Net Working Capital in the Preliminary Net Working Capital Certificate given pursuant to Section 1.2(c)(i) and the Target Net Working Capital (the “Adjustment Amount”). If the Preliminary Net Working Capital is less than the Target Net Working Capital by an amount greater than Ten Thousand Dollars ($10,000), then the Cash Amount of the Merger Consideration shall be adjusted downward “dollar for dollar” in an amount equal to the Adjustment Amount. If the Preliminary Net Working Capital is greater than the Target Net Working Capital by an amount greater than Ten Thousand Dollars ($10,000), then the Cash Amount of the Merger Consideration shall be adjusted upward “dollar for dollar” in an amount equal to the Adjustment Amount.

(vi)            Cash Amount. At the Closing, the Parent shall pay by wire transfer of immediately available funds to the accounts and in the amounts designated by the Shareholder an amount equal to (1) the Cash Amount of the Merger Consideration , minus (2) the Payoff Amount, minus (3) the Estimated Transaction Expenses, minus (4) the Escrow Amount, plus or minus (5) the Closing Net Working Capital Adjustment if an adjustment to the Cash Amount of the Merger Consideration is made pursuant to Section 1.2(b)(v) (the “Cash Amount”).

(c)            Merger Consideration Adjustment.

(i)            Prior to the Closing Date, the Shareholder shall have prepared and delivered to the Parent a statement (the “Preliminary Net Working Capital Certificate”) setting forth in reasonable detail its estimate of Net Working Capital (the “Preliminary Net Working Capital”) as of the close of business on the Closing Date and the calculations supporting such estimate. The Preliminary Net Working Capital shall be calculated on a basis consistent with GAAP applied consistently with the Companies’ historical accounting practices and the principles set forth on Schedule 1.2(c)(i), and Net Working Capital shall include only the components of current assets and current liabilities of each of the respective Companies as have been agreed to by the parties hereto reflected on Schedule 1.2(c)(i).

(ii)            Within ninety (90) days following the Closing Date, the Parent shall prepare and deliver to the Shareholder a statement (the “Closing Statement”) setting forth in reasonable detail its calculation of (1) Net Working Capital as of the close of business on the Closing Date, and calculated on a basis consistent with GAAP applied consistently with the Companies’ historical accounting practices and the principles set forth on Schedule 1.2(c)(i), and Net Working Capital shall include only the components of current assets and current liabilities of each of the respective Companies as have been agreed to by the parties hereto reflected on Schedule 1.2(c)(i), (2) actual Transaction Expenses as of the close of business on the Closing Date and (3) actual Funded Indebtedness as of the close of business on the Closing Date. If within thirty (30) days after the Shareholder’s receipt of the Closing Statement (the “Objection Period”), the Parent has not received an Objection Notice, then such Net Working Capital, Transaction Expenses and Funded Indebtedness set forth on the Closing Statement shall be deemed the Final Net Working Capital, Final Transaction Expenses and Final Funded Indebtedness, respectively, and the Cash Amount of the Merger Consideration shall be adjusted (if at all) in accordance with Section 1.2(c)(vii); however, if an Objection Notice has been delivered, then Section 1.2(c)(iii) and Section 1.2(c)(iv) hereof shall apply.

(iii)            If the Shareholder in good faith disagrees with any portion of the Parent’s calculation of Net Working Capital, Transaction Expenses or Funded Indebtedness as set forth in the Closing Statement, then the Shareholder may, within the Objection Period, deliver a written notice to the Parent setting forth the Shareholder’s objections thereto (the “Objection Notice”). Any Objection Notice shall specify in detail any good faith and reasonable disagreement as to the amount of the Net Working Capital, Transaction Expenses and Funded Indebtedness, including Seller’s calculation of the same if possible.

(iv)            If an Objection Notice is timely received by the Parent within the Objection Period, the Parent and the Shareholder shall, during the fifteen (15) days following the Parent’s receipt of such Objection Notice (the “Net Working Capital Settlement Deadline”), use their good faith, reasonable efforts to reach an agreement on the disputed items. If such an agreement is reached prior to the Net Working Capital Settlement Deadline, then the Net Working Capital, Transaction Expenses and Funded Indebtedness as so agreed in writing signed by Parent and Shareholder shall be the Final Net Working Capital, Final Transaction Expenses and Final Funded Indebtedness and the Cash Amount of the Merger Consideration shall be adjusted, if at all, in accordance with the provisions of Section 1.2(c)(vii). If the Parent and the Shareholder are unable to reach such an agreement prior to the Net Working Capital Settlement Deadline, the Parent and the Shareholder shall jointly retain the independent auditor, EY located at Chase Tower, 111 Monument Circle, Suite 4000, Indianapolis, Indiana 46204 (the “Accountant”) within fifteen (15) days following the Net Working Capital Settlement Deadline to resolve any remaining disagreements. The Parent and the Shareholder shall direct the Accountant to render a determination in writing as promptly as practicable (and in any event within thirty (30) Days after its retention) and the Parent and the Shareholder shall cooperate with the Accountant during the engagement and make available the records and workpapers necessary for its review. The Accountant shall consider only those items and amounts set forth in the Objection Notice that the Parent and the Shareholder have been unable to resolve, and the Accountant shall review only the records and workpapers submitted and base its determination solely on such submissions and the related computational materials. In resolving any disputed item, the Accountant may not assign a value to any item greater than the greatest value of such item claimed by the Parent or the Shareholder or less than the smallest value for such item claimed by the Parent or the Shareholder. The Accountant’s determination shall be based on the definitions included herein and shall otherwise be made in accordance with this Agreement, including the principles set forth on Schedule 1.2(c)(i). The determination of the Accountant shall be conclusive and binding upon the parties hereto, and the Cash Amount of the Merger Consideration shall be adjusted, if at all, in accordance with the provisions of Section 1.2(c)(vii). The Parent and the Shareholder shall each bear fifty percent (50%) of the fees and expenses of the Accountant. The Parent and the Shareholder shall each bear one hundred percent (100%) of their own related expenses other than expenses related to the Accountant.

(v)            The Net Working Capital, Transaction Expenses and Funded Indebtedness either as agreed to by the Shareholder and the Parent, or as deemed final pursuant to Section 1.2(c)(ii), or as adjusted pursuant to Section 1.2(c)(iv), shall be final and binding on the parties hereto and will be referred to as the “Final Net Working Capital,” Final Transaction Expenses,” and “Final Funded Indebtedness,” respectively.

(vi)            The Parent and the Shareholder shall cooperate and assist in good faith in the determination of the Final Net Working Capital, Final Transaction Expenses and Final Funded Indebtedness and in the conduct of the reviews referred to in this Section 1.2, including making available, to the extent reasonably necessary, books, records, work papers and personnel at such reasonable times as the Parent or the Shareholder shall request and permitting the copying of records or extracts thereof reasonably requested.

(vii)            The Cash Amount of the Merger Consideration shall be adjusted (if at all) as follows following the Closing:

(1)            If the Cash Amount of the Merger Consideration was adjusted by the Adjustment Amount at Closing and the Final Net Working Capital is less than the Preliminary Net Working Capital by an amount greater than Ten Thousand Dollars ($10,000), then the Parent and the Shareholder will cause the Parent to be promptly paid from the Escrow Amount the positive difference between the Final Net Working Capital and the Preliminary Net Working Capital in accordance with Section 1.2(c)(vii)(8) below.

(2)            If the Cash Amount of the Merger Consideration was adjusted by the Adjustment Amount at Closing and the Final Net Working Capital is greater than the Preliminary Net Working Capital by an amount greater than Ten Thousand Dollars ($10,000), then the Parent shall promptly to the Shareholder the difference between the Final Net Working Capital and the Preliminary Net Working Capital in accordance with Section 1.2(c)(vii)(7) below.

(3)            If the Cash Amount of the Merger Consideration was not adjusted at Closing by the Adjustment Amount and the Final Net Working Capital is less than the Target Net Working Capital by an amount greater than Ten Thousand Dollars ($10,000), then the Parent and the Shareholder will cause the Parent to be promptly paid from the Escrow Amount the positive difference between the Final Net Working Capital and the Target Net Working Capital in accordance with Section 1.2(c)(vii)(8) below.

(4)            If the Cash Amount of the Merger Consideration was not adjusted at Closing by the Adjustment Amount and the Final Net Working Capital is greater than the Target Net Working Capital by an amount greater than Ten Thousand Dollars ($10,000), then the Parent shall promptly pay to the Shareholder the difference between the Final Net Working Capital and the Target Net Working Capital in accordance with Section 1.2(c)(vii)(7) below.

(5)            If the (A) Final Transaction Expenses plus Final Funded Indebtedness is greater than (B) the Payoff Amount plus Estimated Transaction Expenses, then the Shareholder will cause the Parent to be promptly paid from the Escrow Amount the positive difference between clause (A) and clause (B) in accordance with Section 1.2(c)(vii)(8) below.

(6)            If the (A) Final Transaction Expenses plus Final Funded Indebtedness is less than (B) the Payoff Amount plus Estimated Transaction Expenses, then the Parent shall promptly pay the Shareholder the positive difference between clause (A) and clause (B) in accordance with Section 1.2(c)(vii)(7) below.

(7)            Payments required to be made pursuant to Sections 1.2(c)(vii) (2), (4) or (6), if any, shall be made by the Parent within three (3) Business Days after the Final Net Working Capital, Final Transaction Expenses and Final Funded Indebtedness are determined by wire transfer of immediately available funds to the account designated by the Shareholder.

(8)            If payments are required to be made pursuant to Section 1.2(c)(vii)(1),(3) or (5), if any, the Shareholder and the Parent shall instruct the Escrow Agent to make such payment from the Escrow Amount within three (3) Business Days after the Final Net Working Capital, Final Transaction Expenses and Final Funded Indebtedness are determined by wire transfer of immediately available funds to the account designated by the Parent. In the event that the Escrow Amount is insufficient to pay to the Parent the amount due pursuant to Section 1.2(c)(vii)(1), (3) or (5), then the Shareholder shall pay the amount due net of the Escrow Amount within three (3) Business Days after the Final Net Working Capital, Final Transaction Expenses and Final Funded Indebtedness are determined by wire transfer of immediately available funds to the account designated by the Parent.

(viii)            To the extent permitted by Law, any payments made under Section 1.2(c), shall be deemed adjustments to the Merger Consideration for U.S. federal, state and local income Tax purposes.

Section 1.3      Closing. The closing (the “Closing”) of the transaction contemplated hereby shall take place contemporaneously with the execution of this Agreement expected to be on or before April 1, 2022, or on such other date (the “Closing Date”) mutually agreeable by the parties, at such location as the parties mutually agree or otherwise by electronic exchange of signatures and documents. All actions taken at the Closing shall be deemed to be performed simultaneously, and the Closing shall not have deemed to have occurred until all required actions of the parties pursuant to this Agreement have been performed. Subject to the provisions of this Agreement, at the Closing the Target Company, Parent and Merger Sub shall cause a certificate of merger (the “Certificate”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware and the Secretary of State of the State of Iowa in accordance with the relevant provisions of the DGCL and IBCA respectively. The merger shall become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware and the State of Iowa or at such later date or time as may be agreed by the Target Company and Parent in writing and specified in the Certificate of Merger in accordance with the DGCL and the IBCA (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 1.4      Effects of the Merger.

(a)            The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL and IBCA. Without limiting the generality of the foregoing, and subject thereto from and after the Effective Time, the effects of the merger shall be that all property, licenses and authority of the Target Company shall vest in Merger Sub and all debts, liabilities, obligations, restrictions and duties of Target Company shall become the debts, liabilities, obligations, restrictions, and duties of the Merger Sub.

(b)            At the Effective Time the Articles of Incorporation and the Bylaws of Merger Sub immediately prior to the Effective Time shall remain in full force and effect and continue to be the Articles of Incorporation and the Bylaws of Merger Sub after the merger.

Section 1.5      Closing Deliverables.

(a)            At the Closing, the Shareholder shall deliver or cause to be delivered to the Parent:

(i)            a counterpart to each Related Document to which any Company is a party, duly executed and delivered by a duly authorized Representative of such Person;

(ii)            a reasonably current certificate of existence or good standing for each of the Companies issued by its jurisdiction of organization and in each jurisdiction in which the respective Company is qualified to do business;

(iii)            a copy of the filed stamped articles of incorporation, filed with the secretary of state, and a copy of the bylaws (or equivalent agreement or governing document), certified by an officer or other representative of each of the Companies, each in form and substance reasonably satisfactory to the Parent;

(iv)            a written resignation and release (effective as to the Closing) in form and substance reasonably acceptable to the Parent from any individuals identified on Schedule 1.5(a)(iv);

(v)            evidence of the termination of all financing statements and the release of all Encumbrances filed or outstanding against the Stock or each of the Companies’ assets, if any, or Payoff Letters committing to release Encumbrances upon receipt of the payoff amount set forth therein;

(vi)            a non-competition and non-solicitation agreement executed by the Shareholder in the form acceptable to Parent (the “Non-Competition Agreement”);

(vii)            each Required Consent obtained from each Person identified on Schedule 1.5(a)(vii);

(viii)            employment agreements with certain key employees identified on Schedule 1.5(a)(viii) each in the form acceptable to Parent and such key employee;

(ix)            any minute books, accountability records, equity ledger or other organizational documents of each of the Companies;

(x)            an assignment of intellectual property from inventors/owners acceptable to Parent;

(xi)            a certificate pursuant to Treasury Regulations Section 1.1445-2(b) that Shareholder is not a foreign person within the meaning of Section 1445 of the Code; and

(xii)            such other agreements and documents required to be delivered by the Target Company at or prior to the Closing pursuant to this Agreement or as the Target Company and the Parent may mutually agree.

(b)            At the Closing, the Parent shall deliver or cause to be delivered:

(i)            to the Shareholder, the Cash Amount to the bank account or accounts designated by the Shareholder in writing;

(ii)            payment of third parties by wire transfer of immediately available funds that amount of money due and owing from any Company to such third parties as Transaction Expenses;

(iii)            payment to holders of outstanding Funded Indebtedness, if any, by wire transfer of immediately available funds that amount of money due and owing from any Company to such holder of such outstanding Funded Indebtedness as shown in the Payoff Letters;

(iv)            to the Shareholder certificates for shares (or book entry of shares) of the OrthoPediatrics Stock;

(v)            Restricted Stock Award Agreements to the persons listed on Schedule 1.4(b)(v) (the “Closing Restricted Stock Awards”) and evidence that the Other Restricted Stock Awards are in process;

(vi)            to the Companies, a counterpart to each Related Document to which such Parent or Merger Sub is a party, duly executed and delivered by a duly authorized Representative of such Person;

(vii)            to the Shareholder, a true and complete copy of the Parent, of the resolutions duly and validly adopted by the Board of Directors of Parent and Merger Sub evidencing the authorization of the execution, delivery and performance of this Agreement, the Related Documents and the consummation of the transactions contemplated hereby and thereby, certified by an officer of the Parent indicating that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(viii)            to the Shareholder, a certificate of existence or good standing (in such jurisdictions where such status is recognized) for the Parent issued by its jurisdiction of incorporation;

(ix)            to the Shareholder, a certificate of existence or good standing (in such jurisdictions where such status is recognized) for the Merger Sub issued by its jurisdiction of incorporation;

(x)            to the Shareholder, a copy of the certificate of incorporation of the Parent, certified by the secretary of state, and a copy of the bylaws of the Parent, certified by an officer of the Parent;

(xi)            to the Shareholder, a copy of the certificate of incorporation of the Merger Sub, certified by the secretary of state, and a copy of the bylaws of the Merger Sub, certified by an officer of the Merger Sub; and

(xii)            such other agreements and documents as Target Company reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

ARTICLE II
REPRESENTATIONS AND WARRANTIES
OF THE SHAREHOLDER

Except as set forth in the Disclosure Schedules attached hereto (the “Disclosure Schedules”), Shareholder hereby represents and warrants to the Parent as of the date of this Agreement that each statement contained in Article II is true and correct:

Section 2.1      Ownership; Good Title; Encumbrances. The Shareholder is the record and beneficial owner of, and has good and valid title to, the Stock, free and clear of all Encumbrances, and there are no restrictions on the Seller’s right to transfer the Stock pursuant to this Agreement. Except as set forth in Schedule 2.1 attached hereto, neither the Target Company nor the Shareholder is a party to (a) any option, warrant, purchase right or other commitment (other than this Agreement) that could require Target Company, to sell, transfer or otherwise dispose of any of the Stock, or (b) any voting trust, proxy or other agreement or understanding with respect to the voting of any of the Stock.

Section 2.2      Organization; Standing; Qualification and Power. Each of the Companies is duly organized, validly existing and in good standing (in such jurisdictions where such status is recognized) under the Laws of the jurisdiction of its organization. Each of the Companies has all corporate power and authority necessary to lease or operate the properties and assets owned, leased or operated by it and to carry on its business as currently conducted. Each Company is qualified or licensed to do business in each jurisdiction in which ownership of its property or assets or the conduct of its business requires such qualification or license, except where the failure to be so qualified or licensed would not reasonably be expected to have a Material Adverse Effect. True and complete copies of the articles of incorporation, articles of organization, bylaws, operating agreement, or other comparable governing documents of each of the Companies, as in effect as of the date hereof, have been made available to the Parent. Schedule 2.2 sets forth a true and correct list of all directors, managers and officers of each of the Companies.

Section 2.3      Authority; Execution and Delivery; Enforceability. Shareholder has all requisite power and authority to execute and deliver this Agreement and each of the Related Documents to which Shareholder is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Shareholder of this Agreement has been, and in the case of the Related Documents to which Shareholder will be a party will be when delivered, and the consummation of the transactions contemplated hereby has been, and the consummation of the transactions contemplated by the Related Documents to which Shareholder will be a party will be when delivered, duly authorized by all requisite action on the part of Shareholder. This Agreement has been, and upon its execution and delivery each of the Related Documents to which Shareholder will be a party will be, duly and validly executed and delivered by Shareholder. This Agreement constitutes, and upon its execution and delivery each of the Related Documents to which Shareholder will be a party will constitute, assuming that this Agreement and each of the Related Documents to which the Parent or Merger Sub, as applicable will be a party have been duly authorized, executed and delivered by the Parent and/or Merger Sub, as applicable, a valid and binding obligation of Shareholder, enforceable against Shareholder in accordance with its terms, in each case subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and subject to general principles of equity (regardless of whether enforceability is considered in a proceeding at law or equity).

Section 2.4      Capitalization.

(a)            All of the shares of Stock are validly issued, fully paid and non-assessable. Except as set forth on Schedule 2.4(a), there are no outstanding (i) securities convertible into or exchangeable for shares or membership or other ownership interests of each of the Companies, (ii) options, warrants, calls or other rights to purchase or subscribe for shares or membership or other ownership interests of each of the Companies or (iii) Contracts of any kind to which any of the Companies is subject or bound requiring the issuance after the date hereof of (A) any shares or membership or other ownership interests of each of the Companies, (B) any convertible or exchangeable security of the type referred to in clause (i) or (C) any options, warrants, calls or other rights of the type referred to in clause (ii).

(b)            Schedule 2.4(b) sets forth a complete list, as of the date hereof, of the authorized and issued and outstanding equity interests of each of the Companies and the record holders thereof. As of the date hereof, all equity interest of each of the shareholders or members of each of the Companies are duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights and free and clear of any Encumbrances. Except as set forth on Schedule 2.4(b), as of the date hereof, each of the Companies does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person, and each of the Companies is not subject to any obligation or requirement to provide for or make any investment in any Person. Each of the Companies is not the subject of any bankruptcy, dissolution, liquidation, reorganization or similar Proceeding. There are no obligations, contingent or otherwise, of any of the Companies to repurchase, redeem or otherwise acquire any equity interests of any of the Companies. Each of the Companies is not subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any subsidiary or any other Person.

(c)            Except as set forth on Schedule 2.4(c), there are no voting trusts, proxies or other agreements or understandings to which any of the Companies is bound with respect to voting of any equity interests of any of the Companies.

(d)            Except as set forth on Schedule 2.4(d), there are no stock appreciation rights, phantom stock, profit participation, stock-based performance units, or other rights, Contracts or obligations of any character (contingent or otherwise) pursuant to which any Person is or may be entitled to receive any payment or other value based on the revenues, earnings or financial performance, equity interest price performance or other attribute of any of the Companies or its business or assets or calculated in accordance therewith. Except as set forth on Schedule 2.4(d), no Company has adopted, and no officer or director of any of the Companies has ever taken any action with respect to, any stock option plan, equity incentive plan, phantom plan or other Benefit Plan entitling any current or former employees or Contractors or other personnel to receive any payment or other value based on the revenues, earnings or financial performance, equity interest price performance or other attribute of any of the Companies or its business or assets or calculated in accordance therewith.

Section 2.5      No Conflict; Consents.

(a)            Except as set forth on Schedule 2.5(a), as of the date hereof, the execution, delivery and performance of this Agreement by the Target Company and Shareholder, and the consummation by Target Company and Shareholder of the transactions contemplated hereby, will not, (i) violate any provision of the organizational documents of any of the Companies, (ii) result in a violation or breach of, or constitute (with or without the giving of notice, the lapse of time or both) a default (or give rise to any right of termination or cancellation of obligations or acceleration of any obligation or to loss of a benefit) under, any Material Contract to which any of the Companies or by which any of the Companies or any of its respective properties or assets are bound or (iii) assuming that all filings, registrations and notifications have been made as contemplated by Section 2.5(b) and/or Section 3.3(b) (collectively, the “Required Actions”), violate any Law applicable to any of the Companies or by which any of its respective properties or assets are bound, other than, in the case of clauses (ii) and (iii) above, any such violations, breaches, defaults, or rights of termination or cancellation of obligations which would not have a Material Adverse Effect.

(b)            Except for the consents, waivers, approvals, authorizations, filings, registrations or notifications set forth on Schedule 2.5(b) (the “Required Consents”), as of the date hereof, the execution, delivery and performance of this Agreement by Target Company or the Shareholder, and the consummation by the Target Company or Shareholder of the transactions contemplated hereby, will not require any consent, waiver, approval, or authorization, or filing or registration with or notification (“Authorization”) to, any Governmental Authority or other Person except for: (i) any facts or circumstances related to the Parent; and (ii) such consents, waivers, approvals, authorizations, Permits, filings, registrations or notifications from Persons other than any Governmental Authority which, if not made or obtained, would not reasonably be expected to have a Material Adverse Effect.

Section 2.6      Financial Statements.

(a)            Except as set forth in Schedule 2.6(a), true and complete copies of the following have been provided to the Parent: (i) the reviewed combined balance sheets of the Companies as of December 31, 2020 and December 31, 2021, and the reviewed combined statements of operations, changes in shareholders’ or members’ equity and cash flows of the Companies as of December 31, 2020 and December 31, 2021, together with all related notes and schedules thereto (the “Annual Financial Statements”) and (ii) the unaudited combined balance sheet of the Companies for the fiscal quarter ended February 28, 2022, and the related unaudited statements of operations, changes in members’ equity and cash flows for such periods, respectively (the “Interim Financial Statements” and, together with the Annual Financial Statements, the “Financial Statements”).

(b)            Except as set forth in the Financial Statements (including the notes thereto) or on Schedule 2.6(b), as of the date hereof, the Financial Statements (i) have been prepared in accordance with GAAP consistently applied during the periods involved (subject, in the case of the Interim Financial Statements, to normal adjustments which will not be material in nature or amount to each of the Companies taken as a whole) and (ii) fairly present, in all material respects, the financial position and the results of operations and cash flows of each of the Companies as of the dates and for the periods indicated therein (subject, in the case of Interim Financial Statements, to normal adjustments which will not be material in nature or amount to each of the Companies taken as a whole).

Section 2.7      No Undisclosed Liabilities; Funded Indebtedness.

(a)            Except as set forth on Schedule 2.7(a), there are no Liabilities of the nature required to be disclosed in a balance sheet prepared in accordance with GAAP, of any of the Companies other than any such Liabilities (i) reflected in, reserved against or otherwise disclosed in the Financial Statements or the notes thereto, (ii) incurred since the date of the Interim Financial Statements in the ordinary course of business of each of the Companies consistent with past practice (none of which relates to any breach of Contract, breach of warranty, tort, infringement or violation of Law or arises out of any Proceeding), (iii) expressly disclosed in the Disclosure Schedules, or (iv) arising out of the performance (but not the breach) of the Material Contracts. Without limiting the generality of the foregoing, the PPP Loan has been forgiven and none of the Companies will have any further Liability under the PPP Loan.

(b)            Schedule 2.7(b) sets forth a correct and complete list of the individual components (indicating the amount and the Person to whom such Funded Indebtedness is owed) of all Funded Indebtedness with respect to each of the Companies as of the date hereof.

Section 2.8      Absence of Certain Changes. Except as set forth on Schedule 2.8, as contemplated by this Agreement or any of the Related Documents, since the date of the Interim Financial Statements until the date of this Agreement:

(a)            there has been no Material Adverse Effect and no event has occurred or circumstance has arisen that, in combination with any other events or circumstances, could reasonably be expected to have or result in a Material Adverse Effect;

(b)            each of the Companies has conducted its businesses in the ordinary course of business;

(c)            each of the Companies has not cancelled any material debts or claims or waived any rights of material value;

(d)            each of the Companies has not suffered any theft, damage, destruction or loss of or to any property or properties owned or used by it, whether or not covered by insurance, which would, individually or in the aggregate, materially impair the ability of each of the Companies to operate in the ordinary course of business;

(e)            each of the Companies has not made or granted any bonus or any wage, salary or compensation increase or severance or termination payment to, or promoted, any director, officer, employee, group of employees or consultant, or entered into any employment contract or hired any employee other than bonuses, compensation increases, promotions or new hires in the ordinary course of business;

(f)            each of the Companies has not sold, licensed, assigned, transferred, mortgaged, pledged or subjected to any Encumbrance any of its assets or properties (tangible or intangible), except for Permitted Encumbrances or sales or licenses in the ordinary course of business consistent with past practice;

(g)            each of the Companies has not made any change in accounting principles or methods (other than actions required to be taken by GAAP), or in the manner of keeping books, accounts and records of each of the Companies which is, or may be, inconsistent with the principles or methodology by which the Financial Statements have been prepared;

(h)            each of the Companies has not made, changed or rescinded any Tax election, adopted or changed any annual accounting period or any accounting method with respect to Taxes, filed any amended Tax Return, entered into any closing agreement, settlement or compromise of any proceeding with respect to any Tax claim or assessment, surrendered any right to claim a refund of Taxes, consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment or taken any other similar action relating to the filing of any Tax Return or the payment of any Tax;

(i)            each of the Companies has not made or granted any increase in benefits payable under any Benefit Plan, amended or terminated any Benefit Plan or adopted any new Benefit Plan;

(j)            there has been no amendment or modification, waiver or express termination of any Material Contract, other than any expiration of a Material Contract in accordance with its terms or any amendment, modification or waiver that has been delivered to Parent prior to the date hereof;

(k)            there has been no settlement, or offer or proposal to settle, any Proceeding involving or against any of the Companies or any of their respective officers, managers, managing members, members, assets or properties, or that relates to the transactions contemplated hereby; and

(l)            each of the Companies has not agreed to do any of the foregoing.

Section 2.9      Compliance with Law; Permits; CARES Act.

(a)            Each of the Companies is, and has been at all times since January 1, 2019, in compliance with all Laws applicable to each of the respective Companies, except (i) as set forth on Schedule 2.9(a) or (ii) for such instances of non-compliance which would not, individually or in the aggregate, result in a material fine, penalty or expense or materially affect the ability of any of the Companies to conduct its business as currently conducted. Except where the failure to do so would individually or in the aggregate not have a Material Adverse Effect, each of the Companies has not received any written notice of any non-compliance or investigation relating to any violation or threat to be charged with any non-compliance of any Law except for such instances of non-compliance which would not, individually or in the aggregate, be reasonably expected to result in a fine, penalty or expense or affect the ability of any of the Companies to conduct its business as currently conducted.

(b)            Each of the Companies has the Permits set forth on Schedule 2.9(b) as of the date hereof, which constitute all of the Permits necessary for the conduct of the Business as now being conducted by each of the respective Companies. All such Permits are valid and in effect, and all fees and charges with respect to such Permits as of the date hereof have been paid in full. As of the date hereof, no Proceedings are pending or, to the Knowledge of the Shareholder, threatened to revoke, suspend or cancel any such Permit. Subject to receipt of the Required Consents (as applicable), none of the Permits of any of the Companies will be terminated, revoked, suspended or canceled by the transactions contemplated hereby or the Related Documents.

(c)            Any application by a Company for financial assistance under the United States CARES Act was complete, accurate and correct in all material respects and complied in all material respects with the requirements for such application, and any acceptance and use of financial assistance under the CARES Act by such Company has been in compliance in all material respects with all applicable terms and conditions and other requirements of receipt of such financial assistance, including any reporting requirements related thereto.

Section 2.10      Litigation.

(a)            Except as set forth on Schedule 2.10(a)(i), as of the date hereof, there is no Proceeding pending against any of the Companies or otherwise directly involving any of their assets. Except as set forth on Schedule 2.10(a)(ii), to the Knowledge of the Shareholder, there is no Proceeding threatened against any of the Companies or any of its Business or assets that (i) involves a claim in excess of Twenty-Five Thousand Dollars ($25,000) or (ii) involves a claim for an unspecified amount which would have a Material Adverse Effect.

(b)            Except as set forth on Schedule 2.10(b)(i), Since January 1, 2019, there has been no Proceeding against any of the Companies or otherwise directly involving any of their assets that (i) resulted in any of the Companies incurring any fine, penalty or expense in excess of Twenty-Five Thousand Dollars ($25,000), (ii) resulted in the grant of any injunctive relief or any orders, writs, judgments, injunctions, decrees, rulings, verdict, awards, settlement agreements or similar orders (“Order”) imposing any obligation on any of the Companies which has not been fully performed or discharged or (iii) which had or is reasonably expected to have a Material Adverse Effect. To the Knowledge of the Shareholder, there has been no occurrence of any fact, circumstance or condition that could reasonably be expected to result in any Proceeding affecting the ability of any of the Companies to conduct its business as currently conducted or with a potential exposure to any of the Companies of any fine, penalty or expense which would or could reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 2.10(b)(ii), to the Knowledge of the Shareholder, there are no outstanding Order by which any of the Companies or any of its assets or properties are subject to or bound, in respect of Proceedings required to be disclosed in Schedule 2.10(b)(i).

(c)            Except as set forth on Schedule 2.10(c), there is no Proceeding by any of the Companies pending or that any of the Companies intends to initiate.

Section 2.11      Employee Matters.

(a)            Schedule 2.11(a) sets forth a complete and accurate list of each Benefit Plan. The Shareholder has made available to the Parent, with respect to each Benefit Plan, (i) a true and complete copy of each writing constituting the written terms of such Benefit Plan (and where no such copy exists, an accurate description thereof); (ii) where applicable, a copy of any trust agreement, insurance policy or other funding arrangement; (iii) in the case of any Benefit Plan subject to ERISA, a copy of any current summary plan description and summaries of material modifications; and (iv) in the case of a Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”), a copy of the most recent determination letter from the IRS or, if the Benefit Plan is in the form of a volume submitter or prototype plan, an opinion letter from the IRS to the volume submitter or prototype practitioner that the Benefit Plan may rely on; and (v) in the case of a Benefit Plan for which a Form 5500 or Form 5500-SF is required to be filed, of copy of the three (3) most recently filed Forms 5500 and/or Forms 5500-SF, respectively, with applicable schedules and financial statements attached.

(b)            Except as set forth on Schedule 2.11(b), each Benefit Plan that is maintained, sponsored, contributed to, or required to be contributed to by any of the Companies primarily for the benefit of Company Employees, managers, Contractors or consultants (A) is, and has been at all times established, maintained, funded, operated and administered, and each of the Companies has performed all of its obligations under each Benefit Plan, in material compliance with its terms and applicable Laws, including applicable provisions of ERISA and the Code, and (B) that is a Qualified Benefit Plan is in the form of a volume submitter or prototype plan and can rely on an opinion letter from the IRS to the volume submitter or prototype plan sponsor, to the effect that the form of such Qualified Benefit Plan document is so qualified and that the plan and the trust related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code and, to the Knowledge of the Shareholder, nothing has occurred that could reasonably be expected to cause the revocation of such determination letter or the unavailability of reliance on such opinion or otherwise would affect the qualification of such Qualified Benefit Plan. All benefits, contributions and premiums required by and due under the terms of each Benefit Plan or applicable Laws have been timely made or paid in accordance with the terms of such Benefit Plan, applicable Laws and GAAP. All returns, reports and filings required by any Governmental Authority or which must be furnished to any Person with respect to each Benefit Plan have been timely filed or furnished. To the Knowledge of the Shareholder, no event has occurred and no condition exists that would subject any of the Companies by reason of its affiliation with any member of its “controlled group” (defined as any organization that is a member of a controlled group of organizations within the meaning of Sections 414(b), (c), (m) or (o) of the Code) to any material Tax, fine, lien, penalty or other Liability imposed by ERISA, the Code or other applicable Law.

(c)            Except as set forth on Schedule 2.11(c), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (either alone or in conjunction with any other event, such as termination of employment) (i) will result in any payment becoming due to any Company Employee, manager, Contractor or consultant under any Benefit Plan; (ii) will increase any benefits to Company Employees, directors, managers, Contractors or consultants otherwise payable under any Benefit Plan; (iii) will result in any acceleration of the time of payment, funding or vesting of any such benefits to Company Employees, managers, Contractors or consultants under any Benefit Plan; (iv) could reasonably be expected to result in an obligation to materially accelerate the funding of, or contribution to any, Benefit Plan pursuant to applicable Law, regulation, contractual arrangement or otherwise; or (v) limit or restrict the ability of the Parent and their Affiliates to merge, amend or terminate any Benefit Plan. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in “excess parachute payments” within the meaning of Section 280G(b) of the Code.

(d)            Except as set forth on Schedule 2.11(d), no Benefit Plan provides benefits, including death or medical benefits (whether or not insured), with respect to current or former Company Employees beyond their retirement or other termination of service, other than coverage mandated by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or any similar state Law.

(e)            Except as set forth on Schedule 2.11(e), neither the Companies nor any member of any of the Companies’ “controlled group” currently, or has ever in the past, maintained, sponsored, contributed to, or had any Liability under a “defined benefit plan” as defined in Section 3(35) of ERISA or any similar Law of any jurisdiction other than the United States, or a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code. Neither the Companies nor any member of any of the Companies’ “controlled group” does currently or has ever in the past maintained, sponsored, contributed to, or had any Liability under a “multiemployer plan” as defined in Section 3(37) of ERISA or a “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code. Neither the Companies nor any member of any of the Companies’ “controlled group” has engaged in a transaction to which Section 4069 or Section 4212(c) of ERISA would apply.

(f)            Each Benefit Plan that is subject to Section 409A of the Code has been administered in material compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder. Each of the Companies does not have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise Taxes, interest or penalties incurred pursuant to Section 409A of the Code.

(g)            Other than routine claims for benefits submitted by participants or beneficiaries, no claim against, or Proceeding involving, any of the Companies or any fiduciary thereof is pending or, to the Knowledge of the Shareholder, is threatened, which could reasonably be expected to result in any material Liability, direct or indirect (by indemnification or otherwise) of any of the Companies to any Person, and, to the Knowledge of the Shareholder, no event has occurred or circumstance exists that may give rise to any such Liability.

(h)            Except as set forth on Schedule 2.11(h), with respect to each of the Company Employees and/or, if applicable, Contractors, (i) within the last three (3) years, there has been no, nor, to the Knowledge of the Shareholder, has there been any threat of, a strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or dispute; (ii) neither one of the Companies is a party to any collective bargaining agreement or other agreement (including without limitation written or oral letters of intent, side bar letters, or other agreements) with a labor or trade organization, and no labor union or similar organization currently represents the employees of any of the Companies; and (iii) neither one of the Companies has, in the last ninety (90) days, effectuated a “plant closing” or “mass layoff” as those terms are defined in WARN, without complying with the notice requirements and other provisions of WARN which would cause any material Liability to any of the Companies with respect to each of the Company Employees.

(i)            All of the employees of each of the Companies are “at will” employees. To the Knowledge of the Shareholder, there are no facts that would indicate that the Contractors or any of the employees set forth on Schedule 2.11(i)(a) will not continue in the employ of or other relationship with each of the respective Companies after the Closing. Each of the Companies: (i) has properly classified all individuals providing services to its respective Company as Contractors (including proper classification as dependent or independent, to the extent applicable) or employees, as the case may be; and (ii) has been in compliance in all material respects with all applicable Laws pertaining to employment and employment practices to the extent they relate to the Company Employees or Contractors. Except as accrued as a current liability on the Interim Financial Statements, all wages, bonuses, unpaid vacation pay, and other compensation, if any, due and payable as of the Closing Date to all present Company Employees and Contractors of each of the Companies have been paid in full, or will be paid in full, to such Company Employees and Contractors prior to the Closing. Except as set forth on Schedule 2.11(i)(b), there are no actions, suits, claims, investigations, internal grievance procedures, or other legal proceedings against any of the Companies pending, or to the Knowledge of the Shareholder, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former Company Employee or Contractor, including, without limitation, any claim relating to unfair labor practices, common or related employer, employment discrimination, harassment, retaliation, equal pay, wage and hour law violations or any other employment related matter arising under applicable Laws, except for such actions, suits, claims, investigations, internal grievance procedures, or other legal proceedings which would not, individually or in the aggregate, result in a material fine, penalty or expense or materially affect the ability of any of the Companies to conduct its business as currently conducted.

(j)            Each of the Companies has paid in full all amounts due and owing under all applicable workers’ compensation, occupational health and safety and other similar Law in all jurisdictions in which it does Business including current employer contributions, assessments and filings, experience rating surcharges, payroll premiums, non-compliance charges, contributions or any other amounts. Each of the Companies has not been subject to any special or penalty assessment or surcharge, including but not limited to, experience rating surcharges under such Laws, and there are no circumstances that would permit or result in a special or penalty assessment or surcharge under such Laws or the applicable experience rating plan or program.

(k)            Except as set forth on Schedule 2.11(k), to the Knowledge of the Shareholder, each of the Companies are in compliance with all applicable Laws including labor and employment practices, terms and conditions of employment, wages and hours, overtime payments, rest and meal breaks, FLSA and FMLA compliance, recordkeeping, non-discrimination, pay equity, labor relations, privacy, disability accommodation, employee leave, payroll documents, record retention, equal opportunity, immigration, occupational health and safety, severance, termination or discharge, the payment of employee welfare and retirement benefits, and employment insurance including the full payment of all required social security contributions and Taxes. To the Knowledge of the Shareholder, each employee and Contractor of each of the Companies is lawfully authorized to work in the country in which the employee or Contractor is working.

(l)            Each Benefit Plan that is subject to Section 4980H of the Code has been administered in compliance with Section 4980H of the Code and all applicable regulatory guidance (including notices, rulings, and proposed and final regulations) thereunder and maintained by applicable Company so that such Company would not be subject to any assessable payments under Section 4980H of the Code.

Section 2.12      Taxes. Except as set forth on Schedule 2.12, (i) all Tax Returns required to be filed by or on behalf of each of the Companies have been duly and timely filed with the appropriate Tax Authority (after giving effect to any valid extensions of time in which to make such filings); (ii) such Tax Returns are true and complete in all material respects; (iii) all Taxes of each of the Companies have been fully and timely paid when due; (iv) the unpaid Taxes of each of the Companies (A) did not exceed any payable or liability for Taxes plus any reserve for Tax liability (other than a reserve for deferred Taxes) in each case as set forth on the face of the Financial Statements (rather than in any notes thereto) and (B) do not exceed any such payable or liability for Taxes plus any such reserve as adjusted for the passage of time from the date of the relevant Financial Statement through the Closing Date in accordance with the past custom and practice of each of the Companies; (v) each of the Companies has not waived any statute of limitations in respect of income Taxes or any other Tax or agreed to any extension of time with respect to any Tax assessment or deficiency, which waiver or extension remains open; (vi) each of the Companies has complied in all respects with all applicable Laws relating to the collection, withholding or remittance of Taxes; (vii) each of the Companies has not been a member of a combined, consolidated, affiliated or unitary group for Tax filing purposes; (viii) each of the Companies is a not party to any Tax allocation or sharing agreement; (ix) no claim has been made by any Tax Authority in a jurisdiction in which each of the Companies does not file Tax Returns that any such Person is or may be subject to taxation by that jurisdiction; (x) each of the Companies is not a resident for Tax purposes, or has any operations, outside the jurisdiction in which it was originally organized or has ever been resident for Tax purposes, engaged in a trade or business or maintained a “permanent establishment” (within the meaning of the applicable Tax conventions) outside such jurisdiction; (xi) each of the Companies has not engaged in any “reportable transaction” or “listed transaction” as defined in Treasury Regulations § 1.6011-4(b); (xii) there are no investigations, audits, actions or proceedings currently pending or threatened against any of the Companies by any Tax Authority for the assessment or collection of Taxes, no claim for the assessment or collection of Taxes has been asserted against each of the Companies, and there are no matters under discussion, audit or appeal between each of the Companies and any Tax Authority with respect to the assessment or collection of Taxes; (xiii) there are no Tax liens on any of the assets of any of the Companies other than Permitted Encumbrances; (xiv) no power of attorney has been granted by or with respect to any of the Companies with respect to any matter relating to Taxes; (xv) each of the Companies will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting, or use of an improper method of accounting, for any taxable period ending on or prior to the Closing Date; (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (C) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provisions of state, local or foreign income Tax law) attributable to a transaction or event entered into on or before the Closing Date; (D) installment sale or open transaction disposition made on or prior to the Closing Date; or (E) prepaid amount or deferred revenue received on or prior to the Closing Date; (xvi) each of the Companies is not a party to, or bound by, any Tax indemnity, Tax sharing, Tax allocation or similar agreement relating to allocating, indemnification or sharing the payment of, or liability for, Taxes under which any such member would reasonably be expected to be liable after the Closing Date for the Tax liability of any Person or is subject to any action or proceeding of a Governmental Authority imposing on any such member any obligations or liabilities with respect to another Person’s Taxes; (xvii) no Company is a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code and Parent is not required to withhold tax on the purchase of the Stock by reason of Section 1445 of the Code; (xviii) Shareholder is not a “foreign person” within the meaning of Section 1445 of the Code; (xix) no Company has agreed or is required to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; (xx) since its formation, Target Company has been a validly electing subchapter S corporation within the meaning of Sections 1361 and 1362 of the Code at all times during its existence and will be a subchapter S corporation up to and including the day before the Closing Date; (xxi) from its formation until January 1, 2014, MD Ortho was a validly electing subchapter S Corporation with Shareholder as its sole shareholder and from and after January 1, 2014, has been a wholly-owned subsidiary of Target Company and has been disregarded for state and federal income tax purposes as a Qualified subchapter S subsidiary; (xxii) since its formation, MD International has been a wholly-owned subsidiary of MD Ortho and is taxed as a C Corporation; (xxiii) no Company has potential liability for any Tax under Sections 1374 or 1375 of the Code; (xxiv) none of the Companies has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code; (xxv) no private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to any of the Companies; (xxvi) MD International filed a timely election to be treated as a DISC and at all times has satisfied the requirements of Section 992(a)(1) of the Code; (xxvii) commissions paid to MD International have complied with the limits of Section 994(a).

Section 2.13      Title to Real Property; Leases.

(a)            Schedule 2.13(a) sets forth a true and complete list, as of the date hereof, of all real property owned in fee by any Company (the “Owned Real Property”). The Companies have good, valid, marketable and indefeasible fee simple title to the Owned Real Property and such good, valid, marketable and indefeasible fee simple title is not subject to any Encumbrances, other than Permitted Encumbrances. Other than any rights of Parent pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase all or any portion of the Owned Real Property.

(b)            The Companies currently occupy all of the Owned Real Property for the operation of its Business, and there are no other parties occupying, or with a right to occupy, the Owned Real Property.

(c)            All of the land, building, structures, and other improvements used by the Companies are included in the Real Property. All Real Property, and to the Knowledge of the Shareholder, all material electrical, plumbing, HVAC, life safety or other building systems on the Real Property is (i) in good operating condition and repair, ordinary wear and tear excepted and is suitable for the conduct of the Business as presently conducted therein, and (ii) not in need of maintenance or repair, except for ordinary routine maintenance or repairs that are not material in nature or cost.

(d)            Neither the operation of the Companies on the Real Property nor, to the Knowledge of the Shareholder, such Real Property, violates any Law relating to such property or operations thereon, including, without limitation, those pertaining to zoning matters and the Americans with Disabilities Act, and conform to all such applicable law on a current basis without reliance on variance, non-conforming use, or other special limitation or conditional or special use permit. No portion of the Real Property relies on any facility (other than a facility of a public utility or community water and sewer company) not located on such Real Property to fulfill any zoning, building code, or other requirement under applicable Law. There is no development agreement or other Contract that limits the ability to protest any real property Tax or special assessment, establishes any minimum real property Tax, or requires any continued business operations with respect to any Real Property.

(e)            Neither Shareholder nor any Company has received notice of any: (i) pending or, to the Knowledge of the Shareholder, threatened condemnation, eminent domain or other similar proceeding with respect to any Real Property; or (ii) any pending or, to the Knowledge of the Shareholder, threatened special assessment that would affect any Real Property.

(f)            Shareholder has provided to Parent true, correct and complete copies of all ALTA land title surveys, abstracts, and title insurance commitments and policies issued to the Companies or relating to the Real Property that are in the possession or control of Shareholder or the Companies.

Section 2.14      Intellectual Property.

(a)            Schedule 2.14(a) sets forth a true and complete list, as of the date hereof, of each of the following items of Intellectual Property of the Companies, and sets forth whether such Intellectual Property is owned or licensed, and the owner, licensor, and licensee, as applicable, of such Intellectual Property: trade names, trademarks, service marks, trade dress, and logos, whether or not registered, and all registrations of and applications therefor; registered copyrights and applications therefor; patents and applications therefor; domain names and registrations thereof; and social media accounts.

(b)            Schedule 2.14(b) sets forth a true and complete list, as of the date hereof, of all Software included in the Company Software, including whether such Company Software is owned or licensed, and the owner, licensor, and licensee, as applicable, of such Company Software.

(c)            Schedule 2.14(c) sets forth a true and complete list, as of the date hereof, of all agreements (whether written or oral) relating to Intellectual Property or Software (including Company Software) to which any of the Companies is a party or is otherwise obligated, including any agreement by which any of the Companies (i) has licensed any Person under any Company Owned Intellectual Property or sublicensed any Person under any Intellectual Property owned by another Person, (such agreement, a “Company Intellectual Property License”) or (ii) is licensed under any Intellectual Property owned by another Person (a “Third-Party Intellectual Property”; such agreement, a “Third-Party Intellectual Property License”). The parties acknowledge and agree that Schedule 2.14(c) does not contain, and the Companies are not obligated to list or disclose, the following agreements relating to Intellectual Property or Software, provided that such Intellectual Property or Software is not utilized with a Product or Service, where any of the Companies is the licensee: (x) those agreements relating to non-customized “off-the-shelf” Software in a version that its licensor makes generally available to its customers and which any of the Companies uses pursuant to a standard shrink-wrap license agreement and (y) those agreements relating to non-customized online-delivered or online-accessible Software in a version that its licensor makes generally available to its customers and which any of the Companies uses pursuant to a standard click-wrap license agreement.

(d)            The Companies, as applicable, are the owners of the entire right, title, and interest in and to the Company Owned Intellectual Property, free and clear of all Encumbrances, except for the Permitted Encumbrances. To the Knowledge of the Shareholder, each of the Companies has the right to use and otherwise exploit all Intellectual Property used in or materially necessary for operations or conduct of the business of such respective Company (as such operations and businesses are currently conducted) or are necessary for the Products and Services, and, to the Knowledge of the Shareholder, each of the Companies shall continue to have such rights after the Closing. Without limiting the generality of the foregoing, to the Knowledge of the Shareholder, each of the Companies owns or has the right to exploit, and after Closing will continue to own or have the right to exploit, the Company Software in the same manner and to the same extent as it was used prior to the Closing by each respective Company, subject to obtaining the Required Consents.

(e)            To the Knowledge of the Shareholder, (i) the Company Owned Intellectual Property is valid and enforceable, (ii) the Company Owned Intellectual Property has not been adjudged invalid or unenforceable in whole or in part, and (iii) no Person has alleged that the Company Owned Intellectual Property is invalid or unenforceable in whole or in part. Except as set forth on Schedule 2.14(e), no claim, demand or notice has been made or given in writing, and no proceeding is pending or, to the Knowledge of the Shareholder, threatened, (i) contesting or challenging the validity, enforceability, use or ownership of any of the Company Owned Intellectual Property, or (ii) claiming that any of the Companies is in default under any Third-Party Intellectual Property License.

(f)            To the Knowledge of the Shareholder, as of the date hereof (i) none of the Products or Services, nor any technology or materials used in connection therewith, including Company Owned Software, infringes upon, misappropriates or violates any Intellectual Property of any Person and (ii) except as set forth on Schedule 2.14(f) no Person is infringing, misappropriating or violating the Company Owned Intellectual Property.

(g)            To the Knowledge of the Shareholder, each of the Companies has taken reasonable care, including reasonable steps, to protect such respective Company’s rights in Confidential Information and trade secrets and to protect the Confidential Information and trade secrets of others who have provided such Confidential Information and trade secrets to Representatives of such respective Company in confidence. Except as set forth on Schedule 2.14(g), all current Representatives and Contractors of a Company who have had access to and developed Intellectual Property owned by or licensed to a Company have executed written instruments that assign to a Company all rights, title and interest in and to any and all (x) inventions, improvements, ideas, discoveries, writings and other works of authorship, and information relating to the Business or any of the Products or Services, and (y) Intellectual Property relating thereto.

(h)            Each of the Companies has not disclosed and, to the Knowledge of the Shareholder, none of its former or current Representatives, consultants or Contractors has disclosed, any Confidential Information related to the Business, the confidential Intellectual Property of the Companies and/or Company Software to any Person who has not had a contractual or other legal obligation to keep such confidential Intellectual Property, Confidential Information and Company Software, as applicable, confidential. To the Knowledge of the Shareholder, the source code for all Company Owned Software is in the sole possession and custody of the owner thereof and has not been provided to any Person who has not had a contractual or other legal obligation to keep such source code confidential. To the Knowledge of the Shareholder, there has been no security breach relating to, no violation of any security policy regarding, and no unauthorized access to, each of the Companies’ Confidential Information, confidential Company Owned Intellectual Property or Company Owned Software.

(i)            Schedule 2.14(i) sets forth a list, as of the date hereof, of all open source software integrated into or used in connection with Company Owned Software. Except as set forth on Schedule 2.14(i), none of the Company Owned Software, to the Knowledge of the Shareholder, incorporates any Software (in source or object code form) licensed from another party under a license commonly referred to as an open source, free software, copyleft or community source code license (including but not limited to any library or code licensed under the GNU General Public License, GNU Lesser General Public License, Apache Software License, or any other similar license).

(j)            No Company Owned Software, to the Knowledge of the Shareholder, contains any time bomb, virus, worm, Trojan horse, back door, drop dead device, or any other Software that would interfere with its normal operation, would allow circumvention of security controls, or is intended to cause damage to hardware, Software or data. No Company Owned Software contains any known security vulnerabilities which would allow unauthorized access to any of the Companies’ computer networks, Intellectual Property, Confidential Information, or other sensitive, confidential, or legally protected information of any of the Companies.

(k)            All Intellectual Property of the Companies, including Company Software has been legally obtained.

(l)            None of the Company Owned Intellectual Property is subject to U.S. government rights. To the Knowledge of the Shareholder, there is no material prior art that has not been cited during prosecution of any of the issued patents within the Company Owned Intellectual Property.

Section 2.15      Material Contracts.

(a)            Except as set forth on Schedule 2.15(a), as of the date hereof, each of the Companies is not a party to any Contract:

(i)            relating to any Contract that involves performance of services or delivery of goods or materials by any of the Companies of an amount or value in excess of One Hundred Thousand Dollars ($100,000);

(ii)            relating to any Contract that involves performance of services or delivery of goods or materials to any of the Companies of an amount or value in excess of One Hundred Thousand Dollars ($100,000);

(iii)            relating to any Contract that was not entered into in the ordinary course of business and that involves expenditures or receipts of any of the Companies in excess of One Hundred Thousand Dollars ($100,000);

(iv)            relating to any written employment, consulting or similar arrangements requiring payment by any of the Companies of base annual compensation in excess of One Hundred Thousand Dollars ($100,000);

(v)            with or relating to any staffing agency for the provision of temporary labor, personnel or agency workers to any of the Companies pursuant to which any of the Companies paid more than One Hundred Thousand Dollars ($100,000) in the last fiscal year;

(vi)            relating to any labor union or other employee representative of a group of employees relating to wages, hours and other conditions of employment;

(vii)            relating to any written warranty, guaranty and/or other similar undertaking with respect to contractual performance extended by any of the Companies other than in the ordinary course of business;

(viii)            pursuant to which any of the Companies has incurred or committed to incur any Funded Indebtedness;

(ix)            that by its terms grants an Encumbrance upon any material asset of any of the Companies;

(x)            that by its terms provides for the sale, assignment, license or other disposition of any material asset or right of any of the Companies, other than in the ordinary course of business, other than any Company Intellectual Property Licenses;

(xi)            pursuant to which any of the Companies (other than pursuant to a Company Loan) (A) paid more than One Hundred Thousand Dollars ($100,000) in the last fiscal year or (B) received more than One Hundred Thousand Dollars ($100,000) in the last fiscal year and not otherwise listed in any other portion of Schedule 2.15(a);

(xii)            that by its terms contains any covenant or provision currently in effect limiting the freedom of any of the Companies from engaging in a line of business or competing in any geographic area;

(xiii)            that by its terms grants to any of the Companies the exclusive right to provide Products and Services;

(xiv)            pursuant to which any of the Companies is by its terms obligated to make any severance, termination, change in control or similar payment to any current or former Company Employee, officer, director or manager;

(xv)            containing covenants or other obligations of a Company pertaining to the non-solicitation of employees, customers or Contractors or granting any Person a right of first refusal, first offer, first negotiation or other exclusivity, requirements, output or “most favored customer” provisions or similar restrictions on the operation or scope of any of the Companies’ business or operations;

(xvi)            that is a partnership or joint venture agreement in which any of the Companies participates as a general partner or joint venturer;

(xvii)            pursuant to which any of the Companies has advanced or loaned any amount to any of its directors, officers or employees outside the ordinary course of business;

(xviii)            with any member, manager or officer of any of the Companies or any Affiliate of the same (other than an employment agreement);

(xix)            Contracts under which a Company serves Medicare beneficiaries who require equipment or supplies in one or more Competitive Bidding Areas (CBAs) through a DMEPOS Competitive Bidding program;

(xx)            pertaining to the provision, sale, distribution, labeling, or marketing of items and/or services that are payable to any Person, in whole or in part, by a Federal Health Care Program, including, but not limited to, Medicare, Medicaid, and/or TRICARE;

(xxi)            with any Physician or Physician-owned entity, whether written or oral;

(xxii)            with any Governmental Authority; or

(xxiii)            any outstanding written legally binding commitment to enter into any agreement of the type described in the foregoing subsections of this Section 2.15(a).

(b)            Except as set forth in Schedule 2.15(b), each Contract that is required to be listed in Schedule 2.15(a) (each, a “Material Contract”) is in full force and effect and constitutes the legal, valid and binding obligation of each of the Companies and, to the Knowledge of Shareholder, enforceable against such Company in accordance with its terms, in each case subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally. Each of the Companies has made available to the Parent complete and correct copies of all written Material Contracts, together with all amendments, supplements or modifications thereto. There are no oral Material Contracts. No Company nor, to the Knowledge of the Shareholder, any other party to any Material Contract, is in breach of, or in default under, such Material Contract. To the Knowledge of the Shareholder, as of the date hereof, no party has given any written notice of termination or cancellation of any Material Contract or that it intends to assert a breach of, or seek to terminate or cancel, any Material Contract.

Section 2.16      Insurance.

(a)            Schedule 2.16(a) contains a true and complete list, as of the date hereof, of all policies of insurance in force as of the date hereof with respect to the insurance of the properties and Liabilities of each of the Companies. Shareholder has made a copy of all such policies listed on Schedule 2.16(a) available to Parent. To the Knowledge of the Shareholder, as of the date hereof, such policies are in full force and effect, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally.

(b)            With respect to each policy of insurance listed on Schedule 2.16(a), as of the date hereof, (i) each of the Companies has not received any written notice that it is in material default with respect to any obligations under any such policy or has received any written notice that such policy has been or shall be canceled or terminated, (ii) all premiums are paid up in full or all premium installment payments are current, and (iii) to the Knowledge of the Shareholder, no such policy will terminate or lapse by reason of the transactions contemplated by this Agreement. Except as set forth on Schedule 2.16(b), with respect to such policies, from January 1, 2019 until the date of this Agreement, there have not been any Claim(s) (as that term is defined in the respective insurance policies) made against any of the Companies in which the applicable insurer has denied coverage in writing.

Section 2.17      Environmental Matters. Except as set forth on Schedule 2.17:

(a)            Each of the Companies is as of the date hereof in compliance in all material respects with all Environmental Laws.

(b)            With respect to the Real Property, neither Shareholder nor the Companies has received any court order, demand, notice, or other written communication relating to any (i) actual, alleged, or potential violation of or failure to comply with any Environmental Law or (ii) actual or potential Liability resulting from or arising under any Environmental Law or otherwise relating to Hazardous Substances; or (iii) actual or potential Liability with respect to any off-site Environmental Law matter including but not limited to, Hazardous Substances handling, transportation, treatment, storage, management or disposal services facilities or locations used by any of the Companies.

(c)            There are no pending or, to the Knowledge of the Shareholder, threatened claims against the Shareholder or any of the Companies resulting from any Liability or arising under or pursuant to Environmental Law, with respect to, arising from, or affecting any of the Real Property or any other asset owned or used by any of the Companies.

(d)            To the Knowledge of the Shareholder, there is no Hazardous Substance present on or under the Real Property in material violation of Environmental Law.

(e)            To the Knowledge of the Seller, the Real Property has never been used as a landfill, dump, or solid waste disposal area.

(f)            To the Knowledge of the Shareholder, none of the Real Property contains any (i) above-ground or underground storage tanks, (ii) landfills, surface impoundments, or Hazardous Substance disposal areas, (iii) wells; or (iv) private burial grounds.

(g)            No Real Property is served by a private sewage disposal system, and, to the Knowledge of the Shareholder, there are no known private sewage disposal systems on any Real Property.

(h)            To the Knowledge of the Shareholder, no Hazardous Substances have been transported, discharged, released, spilled or disposed from the Real Property during any of the Companies’ occupancy of any Real Property in material violation of any Environmental Law; no Hazardous Substances have been generated, handled, treated, stored, managed or disposed of at, on or under any of the Real Property by any of the Companies during either of such Companies’ occupancy of any such Real Property in material violation of any Environmental Law; and there has been no release of Hazardous Substances at or from the Real Property by any of the Companies during any of the Companies’ occupancy of any such Real Property, or arising from the operations of any members of any of the Companies in connection with its Real Property during either of such Companies’ occupancy of any such Real Property or its Business, in material violation of any Environmental Laws.

(i)            The Shareholder has delivered to the Parent copies (if any) of all reports, studies, analyses, or tests initiated by or on behalf of or in the possession of the Shareholder or any of the Companies pertaining to Environmental Laws, including Hazardous Substances on or under the Real Property, or concerning compliance by Shareholder or any of the Companies with Environmental Laws.

(j)            To the Knowledge of the Shareholder, each of the Companies has all Environmental Permits necessary for its operations at each Real Property to comply with all Environmental Laws and is in material compliance with the terms of any such Environmental Permits.

Section 2.18      Title to Assets. Except as set forth on Schedule 2.18, each of the Companies has good and valid title to, or a valid leasehold interest in, all of the properties and assets that are shown as owned or reflected as leased on the Interim Financial Statements and assets acquired by each of the Companies after the date of the Interim Financial Statements, except for properties and assets disposed of in the ordinary course of business since the date of the Interim Financial Statements, free and clear of all Encumbrances other than Permitted Encumbrances. Subject to ordinary wear and tear, to the Knowledge of the Shareholder, all material facilities, machinery, equipment, fixtures, vehicles and other properties owned, leased or used by each of the Companies are in commercially reasonable operating condition and repair and are reasonably fit and usable for the purposes for which they are being used in all material respects. The tangible properties and assets of each of the Companies are adequate and sufficient in all material respects to conduct the Business as currently conducted.

Section 2.19      Related Party Transactions. Except as set forth on Schedule 2.19, neither Shareholder, nor any of the Companies nor any of the foregoing’s respective Affiliates or any member, manager or officer of any of the Companies, (a) has, or during the last fiscal year has had, any direct or indirect interest (i) in, or is or during the last fiscal year was a director, manager officer or employee of, any Person that is a client, customer, supplier, lessor, lessee, debtor, creditor or competitor of any of the Companies, except for a passive interest in the securities of a publicly traded company or (ii) in any material property, asset or right that is owned or used by any of the Companies in the conduct of its business or (b) is, or during the last fiscal year has been, a party to any Contract or transaction with any of the Companies.

Section 2.20      Company Loans. Schedule 2.20 sets forth a true, correct and complete list of each Company Loan as of January 1, 2019, the outstanding principal balance thereunder, the name of the Obligor and the final maturity date of such Company Loan.

Section 2.21      Brokers and Finders. Except for BCC Advisors, each of the Companies has not employed, nor is it subject to any valid claim of Liability to, any broker, finder, consultant or other intermediary in connection with the transactions contemplated by this Agreement, in each case, for which either the Parent or any of the Companies will have Liability following the Closing.

Section 2.22      Inventory. Any Inventory of each of the Companies reflected on the Interim Financial Statements or acquired after the date thereof consist of a quality and quantity usable and saleable within a reasonable period of time in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. Any such Inventory is owned by any of the Companies, free and clear of all Encumbrances (except for Permitted Encumbrances), and no Inventory is held by each of the Companies on a consignment basis. Schedule 2.22 includes a list of all Inventory which any of the Companies has consigned with a third party and the physical location and dollar amount of such Inventory.

Section 2.23      Accounts Receivable. Except as set forth on Schedule 2.23, the accounts receivable reflected on the Interim Financial Statements and the accounts receivable to be reflected in the calculation of Preliminary Net Working Capital and Final Net Working Capital (a) have arisen from bona fide transactions entered into by each of the Companies involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (b) constitute only valid, undisputed claims of each of the Companies not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice. The reserve for bad debts applicable to accounts receivable shown on the Financial Statements or, with respect to accounts receivable arising after the date of the most recent Financial Statements, on the accounting records of each of the Companies, have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

Section 2.24      Customers and Suppliers.

(a)            Schedule 2.24(a) sets forth (i) an accurate list of the ten (10) largest customers of each of the Companies, taken as a whole, for the most recent fiscal year, as measured by the consideration paid from such customer to each of the Companies and (ii) the amount of consideration paid by each such customer during such periods. Since January 1, 2019, each of the Companies has not received any written notice from any customer required to be listed on Schedule 2.24(a) that such customer (1) has ceased, or intends to cease after the Closing, to use its Products or Services, (2) has otherwise ceased or materially reduced, or intends to otherwise terminate or materially reduce, its relationship with any of the Companies (excluding any reductions in the ordinary course consistent with the customer’s past practices) or (3) has requested, or has indicated it intends to request, a material change to the terms or prices at which such customer purchases Products or Services from any of the Companies including, for each of (1), (2), and (3), because of the announcement or pendency of this Agreement or the identity of the Parent. To the Knowledge of the Shareholder, no customer required to be listed on Schedule 2.24(a) intends to take any action set forth in the preceding sentence.

(b)            Schedule 2.24(b) sets forth (i) an accurate list of the ten (10) largest suppliers and/or vendors of each of the Companies, taken as a whole, for the most recent fiscal year, as measured by the consideration paid by each of the Companies to such supplier and/or vendor and (ii) the amount of consideration paid to each such supplier and/or vendor during such period. Since January 1, 2019, each of the Companies has not received any written notice from any supplier and/or vendor required to be listed on Schedule 2.24(b) that such supplier and/or vendor (1) has ceased, or intends to cease, to supply goods or services to any of the Companies or (2) has otherwise terminated or materially reduced, or intends to otherwise terminate or materially reduce, its relationship with any of the Companies, including, for each of (1) and (2), because of the announcement or pendency of this Agreement or the identity of the Parent. To the Knowledge of the Shareholder, no supplier and/or vendor required to be listed on Schedule 2.24(b) intends to take any action set forth in the preceding sentence.

Section 2.25      Anti-Corruption.

(a)            No Company, nor Shareholder, has taken any action in violation of the U.S. Foreign Corrupt Practices Act of 1977 or any other anti-corruption or anti-bribery Law in any jurisdiction applicable to any of the Companies (“Anticorruption Law”), including offering, paying, authorizing or ratifying any bribe, kickback, or other illicit payment to obtain favorable treatment in securing business or otherwise to obtain special concessions for any of the Companies. Each of the Companies has properly recorded on its Financial Statements and not made any false or fictitious entries in its books and records relating to any offer, payment, promise to pay, or authorization of the payment of any money, gift, promise to give, or authorization of the giving of anything of value, including any bribe, kickback or other illegal payment. No Company, nor to the Knowledge of the Shareholder, any of its employees, Contractors, or Representatives, are the subject of any allegation, voluntary disclosure, investigation, prosecution or other enforcement action related to any Anticorruption Law.

(b)            To the Knowledge of the Shareholder, no Company, nor Shareholder, nor to the Knowledge of the Shareholder, any officer, manager, broker or agent acting on behalf of any of the Companies (i) is or has been in violation of any Sanctions or (ii) has conducted any business or has engaged in making or receiving any contribution of goods, services or money to or for the benefit of any Person subject to any Sanctions, or in any country or territory subject to any Sanctions.

Section 2.26      Books and Records. Except as set forth in Schedule 2.26, the books of account and other financial records of each of the Companies, all of which have been made available to the Parent to the extent the Parent has so requested in writing, are complete and correct, represent actual, bona fide transactions, and have been maintained in accordance with applicable Law in all material respects.

Section 2.27      Bank Accounts; Powers of Attorney. Schedule 2.27 sets forth a list showing the name and address of each bank in which each of the Companies has an account or safe deposit box, the number of any such account or any such box and the names of all Persons authorized to draw thereon or to have access thereto and the names of all Persons holding powers of attorney or other similar authorizations from each of the Companies.

Section 2.28      FDA and Related Matters.

(a)            Each of the Companies possesses all Registrations required to conduct its Business as currently conducted. Each such Registration is valid and subsisting in full force and effect. To the Knowledge of the Shareholder, as of the date hereof, neither the United States Food and Drug Administration (the “FDAˮ) nor any comparable Regulatory Authority or Governmental Authority is considering limiting, suspending or revoking any such Registration or changing the marketing classification or labeling of the Products of each of the Companies. To the Knowledge of the Shareholder, there is no false or misleading information or material omission in any product application or other submission to the FDA or any comparable Regulatory Authority or Governmental Authority. Except as set forth on Schedule 2.28(a), each of the Companies is in compliance with, and have fulfilled and performed in all material respects their respective obligations under, each such Registration, and, as of the date hereof, to the Knowledge of the Shareholder, no event has occurred or condition or state of facts exists which would constitute a breach or default or would cause revocation or termination of any such Registration. To the Knowledge of the Shareholder, any third Person that is a manufacturer or contractor for each of the Companies is in compliance with all Registrations insofar as they pertain to the manufacture of product components or Products for each of the Companies.

(b)            All Products developed, tested, investigated, produced, manufactured, labeled, distributed, marketed, stored, sold, imported or exported by or on behalf of each of the Companies that are subject to the jurisdiction of the FDA or any comparable Regulatory Authority have been and are being developed, tested, investigated, produced, manufactured, labeled, distributed, marketed, stored, sold, imported and exported, as applicable, in all material respects, in compliance with FDA Laws, and any comparable Laws enforced by any other Regulatory Authority that has jurisdiction over the operations of each of the Companies, including, to the Knowledge of the Shareholder, those regarding non-clinical research, clinical research, establishment registration, device listing, pre-market notification, good manufacturing practices, labeling, advertising, record-keeping, device importation and exportation, adverse event reporting and reporting of corrections and removals, except where the failure to be in compliance would not have a Material Adverse Effect. Except as set forth on Schedule 2.28(b), to the Knowledge of the Shareholder, except as would not have a Material Adverse Effect, taken as a whole, any third Person that is a manufacturer or Contractor for each of the Companies is in compliance with all FDA Laws or any other applicable Law insofar as they pertain to the manufacture of product components or Products for each of the Companies.

(c)            As of the date hereof, there are no Proceedings pending or, to the Knowledge of the Shareholder, threatened by or on behalf of any Regulatory Authority that has jurisdiction over the operations of each of the Companies. Except as set forth in Schedule 2.28(c), as of the date hereof, no Company has received any Form FDA-483, notice of adverse finding, FDA warning letter, notice of violation or “untitled letter,” notice of FDA action for import detention or refusal, or any other notice from the FDA or any other Governmental Authority alleging or asserting noncompliance with any applicable Laws or Registrations. Except as set forth in Schedule 2.28(c), each of the Companies is not subject to any obligation arising under an administrative or regulatory action, FDA inspection, FDA warning letter, FDA notice of violation letter or other notice, response or commitment made to or with the FDA or any comparable Regulatory Authority. Each of the Companies has made all notifications, submissions, responses and reports required by FDA Laws, including any such obligation arising under any administrative or regulatory action, FDA inspection, FDA warning letter, FDA notice of violation letter, or other notice, response, or commitment made to or with the FDA or any comparable Regulatory Authority or Governmental Authority and all such notifications, submissions, responses and reports were true, complete and correct in all material respects as of the date of submission to the FDA or Shareholder comparable Regulatory Authority or Governmental Authority. To the Knowledge of the Shareholder, as of the date hereof, no basis for liability exists with respect to any such notification, submission, or report.

(d)            Except as set forth on Schedule 2.28(d), no Product distributed or sold by or on behalf of any of the Companies has been seized, withdrawn, recalled, detained or subject to a suspension of manufacturing, and as of the date hereof, to the Knowledge of the Shareholder, there are no facts or circumstances reasonably likely to cause (i) the seizure, denial, withdrawal, recall, detention, field notification, field correction, safety alert or suspension of manufacturing relating to any such Product; (ii) a change in the labeling of any such Product; or (iii) a termination, seizure, limitation, restriction, modification or suspension of the marketing or distribution (including for commercial, investigational or any other use) of any such Product. As of the date hereof, no Proceedings in the United States or any other jurisdiction seeking the withdrawal, recall, correction, suspension, import detention, seizure or similar action of any such Product are pending or, to the Knowledge of the Shareholder, threatened against any of the Companies. As of the date hereof, each of the Companies has not received any notice from a Regulatory Authority or other Governmental Authority that any Product distributed or sold by or on behalf of any of the Companies cannot be developed, tested, investigated, produced, manufactured, labeled, distributed, marketed, stored, sold, imported or exported substantially in the manner presently performed or contemplated by or on behalf of any of the Companies.

(e)            All preclinical and clinical investigations sponsored or conducted by or on behalf of each of the Companies have been and are being conducted in material compliance with all applicable Laws and other requirements, including good clinical practices requirements, other FDA Laws, applicable research protocols, corrective action plans, and federal and state laws, rules, regulations relating to patient privacy requirements or restricting the use and disclosure of individually identifiable health information. No clinical trial sponsored or conducted by or on behalf of any of the Companies has been terminated, materially delayed, limited or suspended prior to completion by the FDA, any other applicable Regulatory Authority, or any institutional review board that has or has had jurisdiction over such clinical trial, and neither the FDA nor any other applicable Regulatory Authority, nor any institutional review board that has or has had jurisdiction over a clinical trial conducted or sponsored by or on behalf of any of the Companies, has ordered or commenced, or, to the Knowledge of the Shareholder, threatened to initiate, any action to place a clinical hold order on, or otherwise terminate, materially delay, limit, modify or suspend, any proposed or ongoing clinical trial conducted or proposed to be conducted by or on behalf of any of the Companies, or, to the Knowledge of the Shareholder, alleged any violation of any FDA Law in connection with any such clinical trial.

Section 2.29      Healthcare and Other Regulatory Compliance.

(a)            Except as otherwise disclosed on Schedule 2.29(a), the Companies have not been at any time during the six (6) years prior to the Closing Date, and is not currently, subject to any corporate integrity agreement (or its functional equivalent), plea agreement, deferred prosecution agreement, consent decree, or other written agreement or settlement with any Governmental Authority with respect to any actual or alleged violation of any Health Care Law, nor do the Companies otherwise have any continuing reporting obligations pursuant to any such agreement or settlement with any Governmental Authority.

(b)            In the conduct of the Business, neither the Companies, nor any of their respective directors, managers, officers, or employees, nor to the Knowledge of the Shareholder any of their contractors or agents acting on behalf of any of the Companies, has (i) directly or indirectly, given, or agreed to give, any illegal gift, contribution, bribe, kickback, payoff, payment or similar benefit to any supplier, customer, governmental official or employee or other Person who was, is, or may be in a position to help or hinder a Company (to assist in connection with any actual or proposed transaction) or made, or agreed to make, any illegal contribution, or reimbursed any illegal political gift or contribution made by any other Person, to any candidate for federal, state, local, or foreign public office, or (ii) established or maintained any unrecorded fund or asset or made any false entries on any books or records for any purpose. No remuneration exchanged in the six (6) years prior to the Closing Date between a Company and its customers, contractors, or other persons with which it has a business relationship has violated the federal health care program Anti-Kickback Statute, 42 U.S.C. 1320a-7b(b), or similar federal or state anti-inducement law (“Federal Health Care Program”).

(c)            To the Knowledge of the Shareholder, each Company is currently, and has been at all times during the two (2) years prior to the Closing Date, in compliance in all material respects with (i) all federal rules and regulations governing the provision of items and services payable under any Federal Health Care Program in which the Products are eligible for coverage or payment, including, without limitation, Titles XI, XVIII, and XIX of the Social Security Act, as amended, and applicable regulations promulgated thereunder by the U.S. Department of Health and Human Services (“HHS”) and the Centers for Medicare and Medicaid Services (“CMS”); (ii) the Federal Food, Drug, and Cosmetic Act, as amended, and applicable regulations promulgated thereunder by the FDA governing activities of the Companies in connection with the sale, distribution, marketing, or delivery of Products; (iii) all applicable federal laws, rules, and regulations relating to health care fraud and abuse, including, without limitation, (a) the Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b) and associated regulations of the HHS Office of Inspector General, 42 C.F.R. Part 1001; (b) the federal Physician Self-Referral Law, 42 U.S.C. § 1395nn, and the regulations promulgated there-under by CMS, 42 C.F.R. § 411.350, et seq., (c) the federal civil monetary penalties statute, 42 U.S.C. § 1320a-7a; (d) the exclusion statute, 42 U.S.C. § 1320a-7; (e) the criminal penalties for acts involving Federal Health Care Programs, 42 U.S.C. 1320a-7b; (f) false statements relating to health care matters, 18 U.S.C. §§ 1035 and 1347; and (g) the federal civil False Claims Act, 31 U.S.C. § 3729, et seq.; (iv) any and all applicable state laws relating to health care fraud and abuse; (v) any and all applicable state laws relating to Medicaid or any other state health care or health insurance programs; (vi) applicable federal or state laws related to billing or claims for reimbursement submitted to any third-party payor; (vii) any applicable federal or state laws relating to fraudulent, abusive or unlawful practices connected with the provision of health care items or services provided to a beneficiary of any state, federal, or other governmental health care or health insurance program or any private payor; and (viii) any and all applicable federal and state laws relating to insurance, third party administrator, utilization review, and risk sharing products, services and arrangements, and the like (collectively, “Health Care Laws”). In the two (2) years prior to the Closing Date, no third party payment program, including any Federal Health Care Program, has imposed a fine, penalty, recoupment, or other sanction on a Company, other than routine claims adjustments, related to any alleged noncompliance with any Health Care Law, and, to the Knowledge of Shareholder, there is no act, omission, event, or circumstance that would reasonably be expected to give rise to any such liability for failure to comply with any Health Care Law.

(d)            In the two (2) years prior to the Closing Date, the Companies have not received any written notice or communication from any Governmental Authority alleging material noncompliance with any Health Care Law, and neither the Companies, nor to the Knowledge of the Shareholder, any of their directors, officers, employees, or agents has received any written requests for information or subpoenas claiming or raising concerns with respect to violations or potential violations of any Health Care Law, or has been subject to any adverse inspection, finding, investigation, penalty assessment, sanction, fine, audit, or other compliance or enforcement action. There are no proceedings pending or, to the Knowledge of the Shareholder, threatened against either Company or any director, officer, employee, or agent of either Company, at law or in equity, or before or by any Governmental Authority, that involves any matter within or related to any Health Care Law, nor is any Company now, or has it been, subject to any outstanding material order, writ, injunction, or decree. At no time in the last two (2) years has either Company or any Affiliate been, nor are they currently, a defendant or named party in any unsealed qui tam False Claims Act litigation or any unsealed state false claim act or fraud law litigation, and has not been served with or received any search warrant, subpoena, civil investigative demand by or from, any Governmental Authority alleging a violation of any Health Care Law.

(e)            To the Knowledge of the Shareholder, during the two (2) years prior to the Closing Date, each Company has conducted its business and operations in compliance in all materials respects with applicable provisions of the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act, as Title XIII of Division A and Title IV of Division B of the American Recovery and Reinvestment Act of 2009 (Pub. L. 111-5), and as further amended to date, and implementing regulations which are codified at 45 C.F.R. Parts 160, 162 and 164 (collectively, “HIPAA” ), applicable state laws and regulations governing the use, disclosure and safeguarding of personally or individually identifiable information (“State Privacy Laws”), its own policies and procedures relating to privacy, data security and the collection and use of personal information, and contractual obligations regarding the protection, collection, transfer (including cross-border) and handling of personal information. In the two (2) years prior to the Closing Date, Company has not received any written or to the Knowledge of the Shareholder oral communication from any Governmental Authority that alleges that Company is not in compliance with, or otherwise inquires about a Company’s compliance with, the applicable privacy, security, transaction standards, breach notification, and other provisions and requirements of HIPAA or any State Privacy Laws. No Company is a “covered entity” as that term is defined in HIPAA and no Company is in breach of any “business associate contract,” as described in 45 C.F.R. § 164.504(e). To the Knowledge of the Shareholder, each Company has entered into a business associate contract where required by 45 C.F.R. § 164.504(e), except to the extent the failure to enter into a business associate contract would not have a Material Adverse Effect.

(f)            All agreements or arrangements with health care professionals for services to or investments in a Company, directly or indirectly, to which a Company is a party as of the date of this Agreement are listed on Schedule 2.29(f), including true, complete and correct details as to amounts paid thereunder in 2020 and 2021.

(g)            To the Knowledge of the Shareholder, there have been no breaches, security incidents, misuse of or unauthorized access to or disclosure of any personal information in the possession or control of a Company or collected, used or processed by or on behalf of a Company and no Company has provided or been required to provide any notices to any person in connection with a disclosure of personal information. Each Company has taken commercially reasonable actions to safeguard the data and personal information in its possession or control. No Company nor to the Knowledge of the Shareholder any third party acting at the direction or authorization of a Company has paid (i) any perpetrator of any data breach incident or cyber-attack related to such data breach incident or cyber-attack or (ii) any third party with actual or alleged information about a data breach incident or cyber-attack related to such data breach incident or cyber-attack, pursuant to a request for payment from or on behalf of such perpetrator or third party.

(h)            Schedule 2.29(h) sets forth a true and complete list of all licenses, approvals, certificates, consents, ratifications, waivers, notices, registrations, qualifications, designations, filings, franchises, authorizations and other permits to, by, from, or with any Governmental Authority, as well as any such certificates and/or accreditations issued by non-governmental bodies or organizations that are material to a Company’s authorization by any governmental entity to operate its Business (collectively, the “Business Permits”), that are held by a Company and related or applicable to, or used in connection with, the Business. To the Knowledge of the Shareholder, each Company is in compliance in all material respects with all material Business Permits, all of which are valid and in full force and effect in all respects as of the date hereof. No Company has received any written notice from any Governmental Authority to, or threatening to, revoke, cancel, rescind, suspend, restrict, modify or refuse to renew any such Business Permit.

(i)            To the Knowledge of the Shareholder, in the two (2) years prior to the Closing Date, no Company nor any employee of a Company has made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Authority per-forming similar functions, or failed to disclose a material fact required to be disclosed to the FDA or such other Governmental Authority.

(j)            Except as disclosed in Schedule 2.29(j), no Company has any unsatisfied liabilities to any Governmental Authority in connection with any Federal Health Care Program or Product reimbursed under a Federal Health Care Program. Except for routinely scheduled reviews, no review or investigation related to a Company has been conducted by any Governmental Authority in the two (2) years prior to the Closing Date in connection with any Federal Health Care Program or Product reimbursed under a Federal Health Care Program and no such review is pending or, to the Knowledge of the Shareholder, threatened against or affect the Companies.

(k)            Except as otherwise disclosed on Schedule 2.29(k), no Company nor to the Knowledge of the Shareholder any owners, officers, directors or employees of a Company at any time during the two (2) years prior to the Closing Date were ever, nor are currently, excluded, suspended, debarred, sanctioned, or otherwise ineligible for participation in any Federal Health Care Program or other program administered, operated or funded, directly or indirectly, in whole or in part, by any Governmental Authority, or convicted of, charged with, or under investigation for any criminal offense related to health care.

(l)            During the two (2) years prior to the Closing Date, no Company has filed or submitted any notice, form, filing, letter, or other correspondence (whether or not in writing) to any Governmental Authority, including, but not limited to, the U.S. Department of Justice, HHS Office of Inspector General, FDA, and/or CMS or any of their respective contractors, concerning any actual or potential violation or, or failure to comply with, any Health Care Law (each a “Self-Disclosure”). No Company has unfiled Self-Disclosure that was or is contemplated during the two (2) years prior to the Closing Date, and has no outstanding unresolved Self-Disclosure pending before any Governmental Authority, regardless of when it was filed.

Section 2.30      Product Warranty. To the Knowledge of the Shareholder, each Product manufactured, sold, leased, delivered or distributed (including the featured and functionality offered thereby) or Service provided or rendered by each of the Companies complies in all material respects with all applicable contractual specifications, requirements and covenants and all express and implied warranties made by each of the Companies and is not subject to any term, condition, guaranty, warranty or other indemnity beyond the applicable terms and conditions for such Product or Service, and as of the date hereof, each of the Companies does not have any material liability for replacement, repair or other damages in connection with such Product or Service.

Section 2.31      Privacy; Cybersecurity.

(a)            To the Knowledge of the Shareholder, the Companies are, and at all times have been in all material respects, in compliance with all (i) Privacy Agreements and (ii) Privacy Laws. To the Knowledge of the Shareholder, all service providers or other third parties whose relationship with a Company or its Affiliates involves the Processing of Personal Data on behalf of a Company or its Affiliates are subject to obligations that require such Persons to Process and protect such Personal Data in a manner consistent with a Company and its Affiliates’ obligations in the Privacy Agreements and in compliance with Privacy Laws, in each case.

(b)            Except as set forth on Schedule 2.31, each Company has implemented appropriate administrative, technical and physical safeguards to protect Personal Data that is in their possession or control from unauthorized access, including by the employees and contractors of a Company.

(c)            To the Knowledge of the Shareholder, no Company has (i) been subject to any investigations, written notices or written requests from any supervisory authority in relation to their Processing of Personal Data, (ii) received written notice from individuals alleging non-compliance with Privacy Laws (including in relation to the exercise of their rights under Privacy Laws), or (iii) experienced circumstances which could reasonably be expected to give rise to any of the consequences in (i) or (ii).

(d)            To the Knowledge of the Shareholder, there have not been any unauthorized intrusions or breaches of the security of the Company Systems that have resulted in any unauthorized access or use of any (i) data of a Company or its Affiliates or (ii) Personal Data. To the Knowledge of the Shareholder, no Person has made any illegal or unauthorized use of Personal Data that was collected by or on behalf of the Company and is in its possession or control.

(e)            The Companies own or have a valid right to access and use pursuant to a written agreement (which, for the avoidance of doubt, shall include standard click-through agreements) all Company Systems. The Company Systems are adequate for the operation of the Business as currently conducted and as currently contemplated by a Company to be conducted. There have been no outages, failures, breakdowns, continued substandard performance or other adverse events affecting any Company Systems that have caused the substantial disruption or interruption in or to the use of such Company Systems or the conduct of the Business. To the Knowledge of the Shareholder, each Company has taken reasonable measures consistent cybersecurity Laws to protect and maintain the performance, security, operation, and integrity of the Company Systems. To the Knowledge of the Shareholder, the Companies have implemented disaster recovery and business continuity plans, and back-up, archiving, and virus and malicious device scanning and protection measures with respect to the Company Systems, in compliance with cybersecurity related Laws. To the Knowledge of the Shareholder, the Company Systems do not contain any “back door”, “time bomb”, “Trojan horse”, “worm”, “drop dead device”, “virus” (as these terms are commonly used in the Software industry), or other Software routines or hardware components intentionally designed to permit unauthorized access to maliciously disable or erase Software, hardware or data.

Section 2.32      Investment Intent. Shareholder is acquiring the OrthoPediatrics Stock sold to it for its own account for investment purposes only and not with a view to any public distribution thereof or with any intention of selling, distributing or otherwise disposing of the OrthoPediatrics Stock in a manner that would violate the registration requirements of the Securities Act or any similar provisions of any applicable Law. Shareholder agrees that any OrthoPediatrics Stock may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any other applicable securities Laws, except pursuant to an exemption from such registration under the Securities Act and such applicable securities Laws.

Section 2.33      No Other Representations and Warranties. Except for the representations and warranties contained in this Article II (including the related portions of the Disclosure Schedules), neither Shareholder, nor the Companies nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Shareholder or the Companies, including any representation or warranty as to the accuracy or completeness of any information regarding the Companies furnished or made available to Parent and its Representatives (including any information, documents or material made available in the Data Room, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Companies, or any representation or warranty arising from statute or otherwise in law.

Section 2.34      Independent Investigation. Shareholder has conducted their own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Parent and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Parent for such purpose. Shareholder acknowledges and agrees that: (a) in making his decision to enter into this Agreement and to consummate the transactions contemplated hereby, has relied solely upon its own investigation and the express representations and warranties of Parent set forth in ARTICLE III of this Agreement (including the related portions of the Disclosure Schedules); and (b) neither the Parent nor any other Person has made any representation or warranty as to Parent, the OrthoPediatrics Stock or this Agreement, except as expressly set forth in ARTICLE III of this Agreement (including the related portions of the Disclosure Schedules).

Section 2.35      Intended Tax Treatment. Neither Shareholder nor any of the Companies has taken or agreed to take any action, and to the Knowledge of Shareholder there exists no fact or circumstance that is reasonably likely to prevent or impede the transaction contemplated hereby, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PARENT

Except as disclosed in the Parent’s Annual Reports filed with the SEC on Form 10-K at least five (5) Business Days prior to the date hereof and that is reasonably apparent on the face of such disclosure to be applicable to the representation and warranty set forth herein (other than any disclosures contained or referenced therein under the captions “Risk Factors,” “Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk,” and any other disclosures contained or referenced therein of information, factors, or risks that are predictive, cautionary, or forward-looking in nature, Parent hereby represents and warrants to the Shareholder, as of the date of this Agreement, that each statement contained in this ARTICLE III is true and correct as it pertains to Parent and Merger Sub:

Section 3.1      Incorporation and Authority of the Parent and Merger Sub. The Parent and Merger Sub are each duly organized, validly existing and in good standing (in such jurisdictions where such status is recognized) under the Laws of the jurisdiction of its organization. The Parent and Merger Sub each have all corporate power and authority necessary to lease or operate the properties and assets owned, leased or operated by it and to carry on its business as currently conducted. The Parent and Merger Sub are each qualified or licensed to do business in each jurisdiction in which ownership of its property or assets or the conduct of its business requires such qualification or license, except where the failure to be so qualified or licensed would not reasonably be expected to have a Material Adverse Effect on Parent or Merger Sub.

Section 3.2      Authority; Execution and Delivery; Enforceability. The Parent and Merger Sub each have all requisite corporate power and authority to execute and deliver this Agreement and each of the Related Documents to which it will be a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Parent and Merger Sub of this Agreement has been and, in the case of the Related Documents to which it will be a party, will be when delivered, and the consummation of the transactions contemplated hereby has been and the consummation of the transactions contemplated by the Related Documents to which it will be a party will be when delivered, duly authorized by all requisite corporate action on the part of the Parent and Merger Sub. This Agreement has been, and upon its execution and delivery each of the Related Documents to which the Parent or Merger Sub will be a party will be, duly and validly executed and delivered by the Parent and Merger Sub, as applicable. This Agreement constitutes, and upon its execution and delivery each of the Related Documents to which the Parent or Merger Sub will be a party will constitute, assuming that this Agreement and each of the Related Documents to which each of the Companies and the Shareholder will be a party have been duly authorized, executed and delivered by Shareholder and each of the Companies as applicable, a valid and binding obligation of the Parent and Merger Sub, as applicable, enforceable against it in accordance with its terms, in each case subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and subject to general principles of equity (regardless of whether enforceability is considered in a proceeding at law or equity).

Section 3.3      No Conflict; Consents.

(a)            The execution, delivery and performance of this Agreement by the Parent and Merger Sub, and the consummation by the Parent and Merger Sub of the transactions contemplated hereby, will not (i) violate any provision of the certificate of incorporation or by-laws (or other comparable governing documents) of the Parent or Merger Sub, (ii) result in a violation or breach of, or constitute (with or without the giving of notice, the lapse of time or both) a default (or give rise to any right of termination or cancellation of obligations) under, any of the terms, conditions or provisions of any Contract, to which the Parent or Merger Sub is a party or by which any of its respective properties or assets are bound or (iii) assuming that all filings, registrations and notifications have been made as contemplated by Section 2.5(b) and/or Section 3.3(b), violate any Law applicable to Parent or Merger Sub or by which any of its respective properties or assets are bound, other than, in the case of clauses (ii) and (iii) above, any such violations, breaches, defaults, or rights of termination or cancellation of obligations which would not, individually or in the aggregate, result in a material fine, penalty or expense or materially affect the ability of Parent or Merger Sub to conduct its business as currently conducted.

(b)            Except as set forth on Schedule 3.3(b), the execution, delivery and performance of this Agreement by the Parent and Merger Sub, and the consummation by the Parent and Merger Sub of the transactions contemplated hereby, will not require any consent, waiver, approval, authorization or other Permit of, or filing or registration with or notification to, any Governmental Authority, except for (i) as may be required as a result of any facts or circumstances related to the Shareholder or a Company and (ii) such consents, waivers, approvals, authorizations, Permits, filings, registrations or notifications which, if not made or obtained, would not reasonably be expected to result in a material expense or materially affect the ability of the Parent and Merger Sub to conduct their respective business as currently conducted or prevent or materially impair or delay the Parent and/or Merger Sub’s ability to consummate the transactions contemplated hereby.

(c)            Neither the Parent, nor any of its respective Affiliates, including but not limited to Merger Sub, owns interests in any Person or is aware of any facts or circumstances pertaining to Parent or its respective Affiliates (including any possible other transaction pending or under consideration by Parent of any of its respective Affiliates) which (i) reasonably could be expected to prevent or materially impair or delay (A) the ability of Parent or Merger Sub to obtain the consents, authorizations, orders or approvals set forth on Section 2.5(b) and/or Section 3.3(b) or (B) the consummation of the transactions contemplated by this Agreement or (ii) could cause a Governmental Authority to seek to or impose a condition or conditions that could prevent or materially impair or delay the consummation of the transactions contemplated hereby.

Section 3.4      Litigation.

(a)            As of the date hereof, there is no Proceeding pending against the Parent or any of its subsidiaries, including, but not limited to, Merger Sub. To the Knowledge of the Parent, there is no Proceeding threatened against either the Parent, its subsidiaries, including, but not limited to, Merger Sub or any of its business or assets that (i) involves a claim in excess of Twenty-Five Thousand Dollars ($25,000) or (ii) except as set forth in Schedule 3.4(a)(ii), involves a claim for an unspecified amount which would have a Material Adverse Effect.

(b)            Since January 1, 2019, there has been no Proceeding against the Parent or Merger Sub that (i) resulted in the Parent or Merger Sub incurring any fine, penalty or expense in excess of Twenty-Five Thousand Dollars ($25,000), (ii) resulted in the grant of any Order imposing any obligation on the Parent or Merger Sub which has not been fully performed or discharged or (iii) which had or is reasonably expected to have a Material Adverse Effect on Parent or Merger Sub. To the Knowledge of the Parent, there has been no occurrence of any fact, circumstance or condition that could reasonably be expected to result in any Proceeding affecting the ability of Parent or Merger Sub to conduct their respective business as currently conducted or with a potential exposure to the Parent or Merger Sub of any fine, penalty or expense which would or could reasonably be expected to have a Material Adverse Effect on Parent or Merger Sub. There are no outstanding Orders by which Parent or Merger Sub or any of their respective assets or properties are subject to or bound.

Section 3.5      SEC Filings; Financial Statements; Undisclosed Liabilities.

(a)            Parent has timely filed with or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, schedules, forms, statements, and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it with the SEC since January 1, 2017 (the “Parent SEC Documents”). True, correct, and complete copies of all the Parent SEC Documents are publicly available on EDGAR. As of their respective filing dates or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), each of the Parent SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Documents. None of the Parent SEC Documents, including any financial statements, schedules, or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. To the Knowledge of Parent, none of the Parent SEC Documents is the subject of ongoing SEC review or outstanding SEC investigation and there are no outstanding or unresolved comments received from the SEC with respect to any of the Parent SEC Documents. None of Parent’s subsidiaries is required to file or furnish any forms, reports, or other documents with the SEC.

(b)            Each of the consolidated financial statements (including, in each case, any notes and schedules thereto) contained in or incorporated by reference into the Parent SEC Documents (the “Parent Financial Statements”): (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates; (ii) have been prepared in accordance with GAAP consistently applied during the periods involved (subject, in the case of interim financial statements, to normal adjustments which will not be material in nature or amount to the Parent) and (iii) fairly presented, in all material respects, the financial position and the results of operations, changes in stockholder’s equity, and cash flows of the Parent as of the dates and for the periods indicated therein (subject, in the case of interim financial statements, to normal adjustments which will not be material in nature or amount).

(c)            There are no Liabilities of the nature required to be disclosed in a balance sheet prepared in accordance with GAAP of the Parent other than any such Liabilities (i) reflected in, reserved against or otherwise disclosed in the Parent Financial Statements or the notes thereto, or (ii) incurred since the date of the latest interim financial statement of Parent in the ordinary course of business of the Parent consistent with past practice (none of which relates to any breach of Contract, breach of warranty, tort, infringement or violation of Law or arises out of any Proceeding).

(d)            Parent is in material compliance with all of the applicable listing and corporate governance rules of the NASDAQ.

Section 3.6      Absence of Certain Change or Events. Since January 1, 2019, except in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, the business of Parent and each of its subsidiaries has been conducted in the ordinary course of business consistent with past practice and there has been no Parent Material Adverse Effect and no event has occurred or circumstance has arisen that, in combination with any other events or circumstances, could reasonably be expected to have or result in a Parent Material Adverse Effect;

Section 3.7      Compliance; Permits.

(a)            Compliance. Parent and each of its subsidiaries are and, since January 1, 2019, have been in compliance with, all Laws or Orders applicable to Parent or any of its subsidiaries or by which Parent or any of its subsidiaries or any of their respective businesses or properties is bound, except for such non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Since January 1, 2019, no Governmental Entity has issued any notice or notification stating that Parent or any of its subsidiaries is not in compliance with any Law, except where such non-compliance would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)            Permits. Parent and its subsidiaries hold, to the extent necessary to operate their respective businesses as such businesses are being operated as of the date hereof, all Permits except for any Permits for which the failure to obtain or hold would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. No suspension, cancellation, non-renewal, or adverse modifications of any Permits of Parent or any of its subsidiaries is pending or, to the Knowledge of Parent, threatened, except for any such suspension or cancellation which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent and each of its Subsidiaries is and, since January 1, 2019, has been in compliance with the terms of all Permits, except where the failure to be in such compliance would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 3.8      Issuance of OrthoPediatrics Stock. The OrthoPediatrics Stock will, when issued, be validly issued, fully paid and non-assessable and not subject to any pre-emptive rights. The OrthoPediatrics Stock will be issued in compliance with all applicable state and securities laws governing private placements. The issuance of the OrthoPediatrics Stock pursuant to this Agreement is and will be exempt from registrations provisions of the Securities Act and the registration and qualification provisions of all applicable state securities laws.

Section 3.9      Capital Structure. The authorized capital stock of Parent consists of: (i) 50,000,000 shares of Parent Common Stock; and (ii) 5,000,000 shares of preferred stock, par value $0.00025 per share, of Parent (the “Parent Preferred Stock”). As of the date of this Agreement: (A) 19,821,398 shares of Parent Common Stock were issued and outstanding (not including shares held in treasury); (B) zero shares of Parent Common Stock were issued and held by Parent in its treasury; and (C) no shares of Parent Preferred Stock were issued and outstanding or held by Parent in its treasury. All of the outstanding shares of capital stock of Parent are duly authorized, validly issued, fully paid, and non-assessable, and not subject to any pre-emptive rights. No subsidiary of Parent owns any shares of Parent Common Stock.

Section 3.10      Brokers and Finders. Except as set forth on Schedule 3.10, as of the date hereof, neither the Parent has not, nor has any of its respective Affiliates, including, but not limited to Merger Sub, employed, nor is it subject to any claim of Liability to, any broker, finder, consultant or other intermediary in connection with the transactions contemplated by this Agreement.

Section 3.11      Intended Tax Treatment. Neither Parent nor Merger Sub has taken or agreed to take any action, and to the Knowledge of Parent there exists no fact or circumstance that is reasonably likely to prevent or impede the transaction contemplated hereby, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 3.12      Merger Sub. Merger Sub: (a) has engaged in no business activities other than those related to the transaction contemplated by this Agreement; and (b) is a direct wholly owned subsidiary of Parent.

Section 3.13      No Other Representations and Warranties. Except for the representations and warranties contained in this Article III (including the related portions of the Disclosure Schedules), neither the Parent nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Parent or Merger Sub, including any representation or warranty as to the accuracy or completeness of any information regarding the Parent or Merger Sub furnished or made available to Shareholder and his Representatives (including any information, documents or material made available through document exchange, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Parent, or any representation or warranty arising from statute or otherwise in law.

Section 3.14      Independent Investigation. Parent has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Companies, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Shareholder and the Companies for such purpose. Parent acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Parent has relied solely upon its own investigation and the express representations and warranties of Shareholder set forth in ARTICLE II of this Agreement (including the related portions of the Disclosure Schedules); and (b) neither Shareholder, nor the Companies nor any other Person has made any representation or warranty as to Shareholder, the Companies or this Agreement, except as expressly set forth in ARTICLE II of this Agreement (including the related portions of the Disclosure Schedules). As of the Closing, neither Parent, nor Merger Sub has any Knowledge of a claim for breach of this Agreement that it plans to bring against Shareholder arising out of this Agreement; however, nothing in this Section 3.14 shall be deemed to take away from, negate or otherwise eliminate Parents rights under ARTICLE VI of this Agreement.

ARTICLE IV
CERTAIN COVENANTS

Section 4.1      Confidentiality. From the date of this Agreement until the three (3) year anniversary of the Closing Date, except as required by any applicable Law or legal process, the Shareholder shall treat and hold all Confidential Information as confidential and refrain from using any of the Confidential Information (except in connection with this Agreement). Notwithstanding the foregoing sentence, except as required by applicable Law or legal process, the Shareholder shall treat and hold any Confidential Information which is a trade secret (as defined by Indiana state law as of the date hereof) as confidential and refrain from using such trade secret (except in connection with this Agreement) for so long as such Confidential Information remains a trade secret. In the event that Shareholder is requested or required pursuant to written or oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process to disclose any Confidential Information, such Person shall notify the Parent promptly of the request or requirement so that the Parent may seek an appropriate protective order or waive compliance with the provisions of this Section 4.1. If, in the absence of a protective order or the receipt of a waiver hereunder, such Person is required to disclose any Confidential Information, such Person may disclose the Confidential Information; provided, however, that such Person shall use reasonable best efforts to obtain, at the request and sole expense of the Parent, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Parent shall designate.

Section 4.2      Publicity. The parties hereto shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby. No party shall, and no party shall permit any of its or their Affiliates or its or their Representatives to, issue any press release or otherwise make any public announcement concerning this Agreement, the identity of the Shareholder or the transactions contemplated hereby without the prior written consent of the Parent or the Shareholder, as the case may be (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by Law or the rules or regulations of any United States or foreign securities exchange, in which case the party required to make the press release or public announcement shall allow the other parties reasonable time to comment on such release or announcement in advance of such issuance.

Section 4.3      Directors’ and Officers’ Indemnification and Insurance. Parent agrees that all rights to indemnification, advancement of expenses and exculpation by the Companies now existing in favor of each Person (other than any indemnification for a claim brought by or on behalf of Shareholder) who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing Date, an officer, manager or director of a Company, as provided in any organizational document of a Company, in each case as in effect on the date of this Agreement, or pursuant to any other agreements in effect on the date hereof and listed on a Disclosure Schedule hereto, shall survive the Closing Date and shall continue in full force and effect in accordance with their respective terms. The obligations of Parent and the Companies under this Section shall not be terminated or modified in such a manner as to adversely affect any director, manager or officer to whom this Section applies without the consent of such affected director, manager or officer (it being expressly agreed that the directors, managers and officers to whom this Section applies shall be third-party beneficiaries of this Section, each of whom may enforce the provisions of this Section). In the event Parent, a Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent, Merger Sub or a Company, as the case may be, shall assume all of the obligations set forth in this Section.

Section 4.4      Employee Benefits.

(a)            From the Closing Date and until not less than twelve (12) months following the Closing, the Parent shall, or shall cause Merger Sub to continue employing or offer employment to, each individual who is an employee of the Target Company at the Closing (each, a “Continuing Employee”) with compensation and benefits substantially comparable in the aggregate to the compensation and benefits provided to the Continuing Employee immediately prior to the Closing; provided, however, that nothing herein shall prevent Parent from causing any of the Companies to amend the terms of any Benefit Plan, to the extent permitted by ERISA, the Code and applicable law, including but not limited to the right to amend, to alter, to freeze, to merge, or to terminate such Benefit Plan. Notwithstanding the foregoing, the obligations of Parent under this Section 4.4 shall not apply to the Shareholder or Jean Mitchell.

(b)            Nothing in this Section 4.4 or elsewhere in this Agreement, express or implied, shall be deemed an amendment of any plan providing benefits to an employee or any benefit or compensation plan, program, policy, or arrangement maintained by Parent or its Affiliates to amend, modify or terminate, any Benefit Plan or any benefit or compensation plan, program, policy or arrangement maintained by Parent.

Section 4.5      Books and Records.

(a)            In order to facilitate the resolution of any claims made against or incurred by Shareholder prior to the Closing, or for any other reasonable purpose, for a period of six years after the Closing, Parent shall: (i) retain the books and records (including personnel files) of the Companies relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of the Companies; and (ii) upon reasonable notice, afford the Shareholder or the Representatives of Shareholder reasonable access (including the right to make, at Shareholder’s expense, photocopies), during normal business hours, to such books and records.

(b)            Shareholder agrees to furnish or cause to be furnished to Parent (if Shareholder has not previously provided), as promptly as practicable, information and assistance relating to the PPP Loan, including access to books and records and any Persons involved in the application for an administration of the PPP Loan, as is reasonably necessary in connection with any audit, examination, or other proceeding in respect of the PPP Loan. Shareholder shall fully cooperate with any SBA audit or other investigation or proceeding by any Governmental Authority related in any way to the PPP Loan.

Section 4.6      Change of Name. Except as set forth in Section 4.9, as of and following the Closing, the Shareholder shall cease to use the names “MD Orthopaedics”, “Mitchell Designs”, “MD International”, “MD”, “MP”, “Mitchell Ponseti”, and any similar names.

Section 4.7      Rule 144.

(a)            Compliance with Laws. Shareholder acknowledges and agrees that the shares of OrthoPediatrics Stock to be issued hereunder may be disposed of only pursuant to an effective registration statement under, and in compliance with the requirements of, the Securities Act, or pursuant to an available exemption from, or in a transaction not subject to, the registration requirements of the Securities Act, and in compliance with any applicable state, federal or foreign securities Laws. In connection with any transfer of the shares other than (i) pursuant to an effective registration statement, (ii) to the Parent or (iii) pursuant to Rule 144, the Parent may require the transferor thereof to provide to the Parent, at the transferor’s expense, an opinion of counsel selected by the transferor and reasonably acceptable to the Parent, the form and substance of which opinion shall be reasonably satisfactory to the Parent, to the effect that such transfer does not require registration of such transferred shares under the Securities Act.

(b)            Legends. The book entry representing the shares of OrthoPediatrics Stock to be issued hereunder shall be restricted with a stop order in substantially the following form, until such time as they are not required under Section 4.7(d) or applicable law:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OR (B) AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS OR BLUE SKY LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY OR (II) UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT (PROVIDED THAT THE TRANSFEROR PROVIDES THE COMPANY WITH REASONABLE ASSURANCES THAT THE SECURITIES MAY BE SOLD PURSUANT TO SUCH RULE). NO REPRESENTATION IS MADE BY THE ISSUER AS TO THE AVAILABILITY OF THE EXEMPTION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT FOR RESALES OF THESE SECURITIES.

(c)            In order to enable the Shareholder to sell the OrthoPediatrics Stock under Rule 144 of the Securities Act, for a period of six (6) months following the Closing Date, the Parent shall maintain the registration of the Parent common stock under Section 12(b) or 12(g) of the Exchange Act and timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Parent after the date hereof pursuant to the Exchange Act. During such six (6) month period, if the Parent is not required to file reports pursuant to such laws, it will prepare and furnish to the Shareholder and make publicly available the information described in Rule 144(c)(2), if the provision of such information would allow resales of the shares of OrthoPediatrics Stock issuable hereunder pursuant to Rule 144.

(d)            Removal of Legends. The stop order set forth in Section 4.7(a) above shall be removed if (i) such shares are registered for resale under the Securities Act, or (ii) such shares are sold or transferred pursuant to Rule 144 (if the transferor is not an Affiliate of the Parent). Following the satisfaction of the conditions set forth in clauses (i) or (ii), the Parent shall instruct its transfer agent to remove the stop order from the shares and shall cause its counsel to issue any legend removal opinion required by the transfer agent within three (3) trading days following a Shareholder’s delivery of proper transfer instruction and a proper representation letter to Parent or its transfer agent with content reasonably required by Parent’s counsel.

Section 4.8      Global Mission and Outreach. From the Closing Date and until not less than ten (10) years following the Closing, Parent shall cause MD Ortho (or any successor of MD Ortho) to allocate ten percent (10%) of MD Ortho’s annual net profits to charitable organizations, focused on the treatment of clubfoot. From the Closing Date and until not less than ten (10) years following the Closing (unless Shareholder resigns from such position), Parent shall cause Shareholder to be named as MD Ortho’s Global Mission and Outreach Ambassador and as the Global Mission and Outreach Ambassador, Shareholder shall oversee all donations to be made in accordance with this Section.

Section 4.9      Mitchell Designs Name. On the eighteen (18) month anniversary of the Closing Date (the “Transfer Date”), Parent shall, or shall cause Merger Sub, as applicable, to transfer over to Shareholder, free and clear of all Encumbrances, all of Parent’s and Merger Sub’s right, title and interest in and to the name “Mitchell Designs”, provided however, that Shareholder shall not use the name “Mitchell Designs” at any time before or after the Transfer Date in the field of pediatric orthopedics without Parent’s prior written consent, which consent shall be at Parent’s absolute and sole discretion; provided further that after the Transfer Date the foregoing restriction will not prohibit Shareholder from using the “Mitchell Designs” name in conjunction with any charitable efforts related to clubfoot or other charitable efforts within the field of pediatric orthopedics. From the date hereof through and including the Transfer Date, neither Parent nor Merger Sub will take any action that prevents Shareholder from utilizing the name “Mitchell Designs”, provided that Shareholder’s use of the name “Mitchell Designs” shall be subject to the limitations described in this Section. Parent and Merger Sub hereby do and shall retain all right, title and interest in and to the trade names, trademarks, and service marks set forth in Schedule 2.14(a), including as examples “Mitchell Ponseti”, “MD”, “MP”, and any design form of “MD” or “MP” in association with all other goods and services, including without limitation all medical goods or medical services related to clubfoot and any other condition. Parent shall execute such additional documents and take any and all such additional actions as Shareholder, at Shareholder’s sole cost and expense, may reasonably request in order to effectuate the transfer of the name Mitchell Designs to Shareholder as of the Transfer Date as described in this Section.

Section  4.10 Additional Restricted Stock Awards. Parent shall enter into Restricted Stock Award Agreements with the persons listed on Schedule 4.10 (the “Other Restricted Stock Awards”) within three (3) Business Days of Closing, such grants of Parent’s restricted common stock collectively with the Closing Restricted Stock Awards aggregate to 48,591 shares of common stock of the Parent, which (A) represents approximately Two Million Four Hundred Ninety-Six Thousand Dollars ($2,496,000) in value and (B) vest on the three (3) year anniversary of Closing.

Section 4.11      Post-Closing Obligations.

(a)            Shareholder and Parent shall work together in good faith and shall use commercially reasonable efforts to obtain all consents described on Schedule 2.5(a) and Schedule 2.5(b) of the Disclosure Schedules (including, but not limited to all Required Consents) within thirty (30) days following Closing.

(b)            Shareholder shall provide Parent with evidence of the termination of that certain line of credit with Hills Bank and Trust Company within three (3) Business Days following the Closing, and Shareholder shall not make any draws on such line of credit prior to such termination.

(c)            Shareholder shall provide Parent with evidence of the completion of the items set forth on Schedule 4.11(c) within thirty (30) days following the Closing, as further described in such Schedule.

ARTICLE V
TAX MATTERS

Section 5.1      Tax Returns; Refunds.

(a)            The Shareholder shall have responsibility for, and shall pay or cause to be paid when due, any and all Taxes relating to each of the Companies for or relating to any Tax period (or portion thereof, including Straddle Periods) ending on or before the Closing Date. Parent shall (and Shareholder shall reasonably assist) timely prepare and file or cause to be timely prepared and filed with the appropriate Tax Authorities all Tax Returns required to be filed with respect to each of the Companies with respect to any taxable period ending after, on, or prior to the Closing Date. All such Tax Returns prepared by the Parent with respect to the Straddle Period shall be prepared on a basis consistent with past practice and prior Tax reporting positions (except as otherwise required by applicable Law), and the Parent shall provide the Shareholder, at least twenty (20) calendar days prior to the applicable deadline for filing any such Tax Return with respect to the Straddle Period, a copy of the Tax Return for the Shareholder’s review and comment. The Parent shall make all changes reasonably requested by the Shareholder to such Tax Returns.

(b)            Any Tax refunds that are received by the Parent or any of the Companies, and any amounts credited against Tax to which the Parent or any of the Companies become entitled, that relate to Pre-Closing Tax Periods and are attributable to Transaction Tax Deductions shall be for the account of the Shareholder, and the Parent shall pay over to the Shareholder any such refund or the amount of any such credit (net of costs and expenses incurred in connection therewith after the Closing Date by any of the Companies and/or the Parent) within ten (10) days after receipt thereof or entitlement thereto. In addition, if the Parent or any of the Companies realizes any reduction in its Liability for Taxes with respect to any taxable period (or portion thereof) ending after the Closing Date resulting, directly or indirectly, from a Transaction Tax Deduction, the Parent shall pay the amount of such reduction to the Shareholder within ten (10) days after actually realizing such reduction. The Parent or any of the Companies shall be deemed to actually realize a reduction in its Taxes as of the date the Tax Return that reflects such reduction is actually filed and based on a with/without calculation taking into account such Transaction Tax Deduction as the last item on the relevant Tax Return. Notwithstanding anything else herein, neither the Parent nor any of the Companies shall be required to prepare and file any Tax Return or otherwise arrange its Tax affairs in a manner that maximizes the Tax benefits available as a result of the Transaction Tax Deductions.

Section 5.2      Transfer Taxes. Notwithstanding any other provision of this Agreement to the contrary, all transfer, documentary, sales, use, value added, excise, stamp, registration and other such Taxes (including all applicable real estate transfer taxes) imposed by or payable to any jurisdiction or any Governmental Authority arising from the transactions contemplated hereby (collectively, “Transfer Taxes”) shall be borne fifty percent (50%) by the Shareholder and fifty percent (50%) by the Parent. All necessary Tax Returns with respect to all such Transfer Taxes shall be filed by, and the relevant Transfer Tax shall be remitted by, the party required to do so under applicable Law or the administration thereof. The parties shall make such payments to each other party as necessary to effect the first sentence of this Section 5.2. For the avoidance of doubt, Transfer Taxes do not include income Taxes.

Section 5.3      Cooperation; Records Retention.

(a)            The Shareholder and the Parent shall reasonably cooperate, and shall cause their respective Affiliates, officers, directors, managers, employees, agents and auditors to reasonably cooperate, in preparing and filing all Tax Returns or amended Tax Returns, resolving all disputes and audits relating to Taxes, determining any Tax liability or right to refund of Taxes or effectuating the terms of this Agreement, and maintaining and making available to each other all records necessary in connection with Taxes.

(b)            The Parent shall retain all Tax Returns, schedules, and work papers and all material records and other documents relating thereto of each of the Companies until the expiration of the later of (i) the seventh anniversary of the Closing Date or (ii) the date on which Taxes may no longer be assessed under the applicable statutes of limitation, including any waivers or extensions thereof. Thereafter, the Parent shall not destroy or dispose of any such Tax Returns, schedules, work papers or any other material records or other documents relating thereto without giving written notice to the Shareholder of such pending destruction or disposal and offering the Shareholder the right to copy such documents and information. The Parent shall be entitled to destroy or dispose of any such Tax Returns, schedules, work papers and all material records and other documents relating thereto described in such notice if the Shareholder fails to request copies thereof within ninety (90) days after receipt of the notice described in this Section 5.3.

Section 5.4      Straddle Period. For purposes of this Agreement, in the case of any Straddle Period, the amount of any (i) Taxes based on or measured by income or receipts of each of the Companies for the Pre-Closing Tax Period and (ii) all other Taxes that otherwise can be reasonably allocated to the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date. The amount of any Taxes of each of the Companies for a Straddle Period to be attributed to the Pre-Closing Tax Period that is not susceptible to allocation based on the methodology described in the preceding sentence shall be determined by multiplying the amount of such Tax for the entire taxable period by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

Section 5.5      Conduct After Closing.

(a)            Parent shall provide notice to Shareholder upon receipt of any written notice from a Tax Authority of a Tax Proceeding for a Tax period ending on or prior to the Closing Date, if, as a result of such Tax Proceeding, (i) Shareholder could reasonably be expected to have an indemnification obligation under this Agreement or (ii) the Tax Proceeding involves a Flow-Through Income Tax Return (a “Covered Tax Proceeding”). Within thirty (30) days of the receipt of notice from Parent of a Covered Tax Proceeding, Shareholder may elect to control, at Shareholder’s expense, the contest or resolution of such Covered Tax Proceeding unless the resolution of such Covered Tax Proceeding could affect the Tax liability or Tax reporting positions of a Company or Parent in a Tax period (or portion thereof) beginning after the Closing Date (which Covered Tax Proceeding shall instead be governed by the succeeding sentence); provided that Shareholder shall (1) keep Parent reasonably informed with respect to the status of such Covered Tax Proceeding, including by giving Parent advance notice of, and opportunity to attend, any in-person or telephonic meetings, (2) provide copies to Parent of any written correspondence or other submissions received from a Tax Authority with respect to such Covered Tax Proceeding, (3) provide copies of any written correspondence to be provided to any Tax Authority in connection with such Covered Tax Proceeding to Parent for Parent’s review and comment, with all reasonable comments of Parent to be reflected in such submission, and (4) provide to Parent (at Parent’s sole cost and expense) reasonable participation rights with respect to any such Covered Tax Proceeding; provided further that Shareholder shall not enter into any settlement of, or otherwise compromise, any such Covered Tax Proceeding without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed). In the case of a Covered Tax Proceeding (i) which Shareholder does not timely elect to control pursuant to the preceding sentence or (ii) the resolution of which could materially affect the Tax liability or Tax reporting positions of a Company or Parent in a Tax period (or portion thereof) beginning after the Closing Date, Parent shall control such Covered Tax Proceeding, provided that Parent shall (1) keep Shareholder reasonably informed with respect to the status of such Covered Tax Proceeding, including by giving Shareholder advance notice of, and opportunity to attend, any in-person or telephonic meetings, (2) provide copies to Shareholder of any written correspondence or other submissions received from a Tax Authority with respect to such Covered Tax Proceeding, (3) provide copies of any written correspondence to be provided to any Tax Authority in connection with such Covered Tax Proceeding to Shareholder for Shareholder’s review and comment, with all reasonable comments of Shareholder to be reflected in such submission, and (4) provide to Shareholder (at Shareholder’s sole cost and expense) reasonable participation rights with respect to any such Covered Tax Proceeding.

(b)            Parent shall, at the request of Shareholder, cause a Company to file Tax Returns or amended Tax Returns for any Pre-Closing Tax Period at Shareholder’s sole cost and expense. Except as provided in this Section 5.5(b), any Tax refund received by Parent or a Company with respect to any such Tax Return or amended Tax Return shall belong to Shareholder and Parent shall or shall cause a Company to transfer any such Tax refund to Shareholder promptly upon receipt thereof. Any contrary provision of this Section 5.5 notwithstanding, the amount of any refund (or credit) that is required to be paid to the Shareholder shall not include any refund (or credit) (which shall be for the benefit of Parent, a Company or their respective Affiliates) that (X) results from the carryback of any net operating loss, capital loss or other Tax attribute generated or incurred in any Tax period (or portion of any Straddle Period) beginning after the Closing Date, (Y) is included in the computation of Final Net Working Capital, or (Z) any Company is required to pay over to another Person under any Contract executed on or before the Closing Date.

(c)            Without the prior consent of the Shareholder, which consent shall not be unreasonably withheld, conditioned or delayed, (i) except as otherwise required by applicable Law (the Parent shall notify the Shareholder in the event the Parent has determined that such requirement applies), the Parent shall not, and shall not permit its Affiliates to, take any action on the Closing Date or after the Closing that could reasonably be expected to affect the Tax Liability of the Shareholder or any of its Affiliates (including each of the Companies) for any taxable year or period (or portion thereof) ending on or prior to the Closing Date, (ii) except as provided in Sections 5.1(a) or 5.5(b) or as otherwise required by applicable Law (the Parent shall notify the Shareholder in the event Parent has determined that such requirement applies), the Parent shall not file or cause or permit any of the Companies to file any amended Tax Return, or take any action relating to a Tax Return (including the provision of an extension of the period of limitations for assessment of any Tax), with respect to any period ending on or prior to the Closing Date, make any Tax election or effect any change in Tax accounting method affecting any such period and (iii) neither Parent nor Merger Sub shall take any action that is reasonably likely to prevent or impede the transaction contemplated hereby, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(d)            Intended Tax Treatment. The transactions contemplated under this Agreement are intended to constitute a “reorganization” within the meaning of Section 368(a) of the Code (“Intended Tax Treatment”). None of the parties hereto shall take any position for income Tax purposes that is inconsistent with the Intended Tax Treatment described in this Section 5.5.

Section 5.6      Tax Consequences. Notwithstanding anything to the contrary herein or in any Related Documents, the Parent does not guarantee any particular Tax result with respect to any payment provided to any Person hereunder or under any Related Documents, and such Person will be responsible for any Taxes imposed thereon with respect to any such payment. Nothing in this Section 5.6 shall be deemed to take away from, negate or otherwise eliminate the representation and warranty provided by Parent in Section 3.11 hereof.

ARTICLE VI
INDEMNIFICATION

Section 6.1      Survival. Subject to the limitations and other provisions in this Agreement, (i) the representations and warranties set forth in Section 2.1 (Ownership; Good Title; Encumbrance), Section 2.2 (Organization; Standing; Qualification and Power), Section 2.3 (Authority; Execution and Delivery; Enforceability), Section 2.4 (Capitalization), Section 2.12 (Taxes), Section 2.21 (Brokers and Finders), Section 2.35 (Intended Tax Treatment) in this Agreement (the “Fundamental Reps”) shall survive and remain in full force and effect at all times from and after the Closing for the longer of: (A) eighteen (18) months or (B) ninety (90) days after the expiration of the applicable statute of limitations (including any extensions); (ii) the indemnification obligations of Shareholder under subsections of Section 6.3 other than Section 6.3(a) shall survive and remain in full force and effect at all times from and after the Closing; (iii) the representations and warranties set forth in Section 3.1 (Incorporation and Authority of Parent and Merger Sub); Section 3.2 (Authority; Execution and Delivery; Enforceability); Section 3.8 (Issuance of OrthoPediatrics Stock); Section 3.9 (Capital Structure) Section 3.10 (Brokers and Finders), Section 3.11 (Intended Tax Treatment) and Section 3.12 (Merger Sub) in this Agreement (the “Parent Fundamental Reps”) shall survive and remain in full force and effect for the longer of: (A) eighteen (18) months or (B) ninety (90) days after the expiration of the applicable statute of limitations (including any extensions); and (iii) all other representations and warranties set forth in this Agreement shall survive the Closing solely for purposes of this ARTICLE VI and shall terminate on the eighteen (18) month anniversary of the Closing Date and shall thereafter be of no further force or effect. The covenants and agreements of the parties set forth in this Agreement shall not survive the Closing except with respect to those covenants and agreements that by their terms contemplate performance in whole or in part after the Closing, which shall remain in full force and effect until the date by which such covenant or agreement is required to be performed. The period for which a representation, warranty, covenant or agreement survives the Closing is referred to herein as the “Survival Period”. The obligations in this ARTICLE VI to indemnify and hold harmless any Indemnified Party, shall terminate and be of no further force or effect, in respect of a breach of any representation or warranty, at the end of the Survival Period and, in respect of a breach of any covenant, when such covenant terminates or expires pursuant to the terms hereof; provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the Indemnified Party shall have made, before the expiration of the applicable Survival Period, a bona fide claim by delivering a notice of such claim (stating in reasonable detail the basis of such claim) pursuant to Section 6.6 to the Indemnifying Party, and the representation or warranty, covenant or agreement that is the subject of such indemnification claim (and right of the Indemnified Party to indemnification therefor) shall survive with respect to such claim until fully resolved.

Section 6.2      Indemnification by the Parent. Subject to the other terms, conditions and limitations of this Agreement (including the provisions of Sections 6.1, 6.4, 6.5, and 6.6), from and after the Closing, the Parent shall indemnify and defend the Shareholder and his Affiliates and their respective officers, directors and managers (or Persons serving in similar capacities), employees, successors and assigns (the “Shareholder Indemnified Parties”) against, and hold the Shareholder Indemnified Parties harmless from, and shall pay and reimburse each of them for, all Losses incurred or sustained by, or imposed upon, any of the Shareholder Indemnified Parties to the extent arising out of:

(a)            any inaccuracy or breach by the Parent of any representation or warranty made by the Parent in this Agreement; or

(b)            any breach of or failure by the Parent or Merger Sub to perform or comply with any covenant or agreement of the Parent in this Agreement.

Section 6.3      Indemnification by the Shareholder. Subject to the other terms, conditions and limitations of this Agreement (including the provisions of Sections 6.1, 6.4, 6.5, and 6.6), from and after the Closing, the Shareholder shall indemnify and defend the Parent and their Affiliates and their respective officers, directors and managers (or Persons serving in similar capacities), employees, successors and assigns (the “Parent Indemnified Parties”) against, and hold the Parent Indemnified Parties harmless from, and shall pay and reimburse each of them for, all Losses incurred or sustained by, or imposed upon, any of the Parent Indemnified Parties to the extent resulting from or arising out of:

(a)            any inaccuracy of or breach by Shareholder of any representation or warranty;

(b)            any breach of or failure by the Shareholder to perform or comply with any covenant or agreement of Shareholder in this Agreement;

(c)            (A) any Taxes (or the non-payment thereof) of, or with respect to, the Companies, for any Pre-Closing Tax Period, (B) all Taxes of any Person for a Pre-Closing Tax Period for which any of the Companies is liable under Treasury Regulations § 1.1502-6 (or any similar provision of state, local or federal Law), as a transferee or successor, under any Tax agreement by contractual obligation, or otherwise (for the avoidance of doubt, excluding, in each of (A) and (B) of this paragraph, any Taxes to the extent the amount of the liability was specifically reserved for as a liability in Final Net Working Capital), and any withholding Tax imposed or otherwise due with respect to any payment under this Agreement;

(d)            any Losses related to the PPP Loan; or

(e)            any matters set forth on Schedule 6.3(e).

Section 6.4      Limitations on Indemnification.

(a)            Notwithstanding anything to the contrary set forth in this Agreement:

(i)            the maximum aggregate amount of indemnifiable Losses that may be recovered from the Shareholder by the Parent Indemnified Parties pursuant to Section 6.3(a) (other than with respect to claims for inaccuracy or breach of Fundamental Reps) shall be Two Million and 00/100 Dollars ($2,000,000.00);

(ii)            in no event shall the aggregate amount of Losses for which the Shareholder is obligated to indemnify the Parent Indemnified Parties under Section 6.3 (including with respect to claims for inaccuracy or breach of Fundamental Reps) exceed the Merger Consideration;

(iii)            the maximum aggregate amount of indemnifiable Losses that may be recovered from a Parent by the Shareholder Indemnified Parties pursuant to Section 6.2(a) (other than with respect to claims for inaccuracy or breach of Parent Fundamental Reps) shall be shall be Two Million and 00/100 Dollars ($2,000,000.00);

(iv)            in no event shall the aggregate amount of Losses for which the Parent is obligated to indemnify the Shareholder Indemnified Parties under Section 6.2 (including with respect to claims for inaccuracy or breach of Parent Fundamental Reps) exceed the Merger Consideration;

(v)            the Shareholder shall not be liable to any Parent Indemnified Party for any claim for indemnification pursuant to Sections 6.3(a) (other than with respect to claims for inaccuracies in or breaches of the Fundamental Reps) unless and until the aggregate amount of indemnifiable Losses that may be recovered from the Shareholder equals or exceeds Two Hundred Thousand Dollars ($200,000) (the “Basket Amount”), in which case the Shareholder shall be liable for all indemnifiable Losses in excess of the Basket Amount;

(vi)            the Parent shall not be liable to any Shareholder Indemnified Party for any claim for indemnification pursuant to Section 6.2(a) (other than with respect to claims for inaccuracies in or breaches of Parent Fundamental Reps) unless and until the aggregate amount of indemnifiable Losses that may be recovered from the Parent equals or exceeds the Basket Amount, in which case the Parent shall be liable for all indemnifiable Losses in excess of the Basket Amount;

(vii)            no Indemnified Party shall be entitled to recover any amount relating to any matter arising under one provision of this Agreement to the extent such Indemnified Party (or other Parent Indemnified Parties in the event of a Parent Indemnified Party, or other Shareholder Indemnified Parties in the event of a Shareholder Indemnified Party) has already recovered such amount with respect to such matter pursuant to that or other provisions of this Agreement;

(viii)            no Indemnified Party shall be entitled to recover any Loss to the extent that the Loss comprising a claim (or part thereof) with respect to such matter has been included in the calculation of the Closing Net Working Capital Adjustment; and

(ix)            in no event shall an Indemnifying Party have liability to the Indemnified Party for any consequential, special, incidental, punitive or exemplary damages.

(b)            The parties acknowledge and agree that, following the Closing, their sole and exclusive remedy with respect to any and all claims relating to this Agreement and the transactions contemplated hereby (other than claims arising from fraud or intentional or willful misconduct) shall be pursuant to the indemnification provisions set forth in this ARTICLE VI. In furtherance of the foregoing, each party hereby waives on its own behalf and (in the case of the Parent, on behalf of the Parent Indemnified Parties (including each of the Companies following the Closing) and in the case of Shareholder, on behalf of the Shareholder Indemnified Parties) to the fullest extent permitted under Law, any and all claims it may have against any of the other parties or their Affiliates arising under or based upon this Agreement, any document or certificate delivered in connection herewith, any Law or otherwise, except pursuant to the indemnification provisions set forth in this ARTICLE VI. Nothing in this Section 6.4(b) shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any Person’s fraudulent, intentional or willful misconduct.

Section 6.5      Computation of Indemnity Payments.

(a)            The amount payable under this ARTICLE VI in respect of any Loss shall be calculated net of any insurance proceeds or other amounts under indemnification agreements with third parties received by the Indemnified Party on account thereof (net of any actual collection costs and reserves, deductibles, premium adjustment and retrospectively rated premiums).

(b)            In the event that an insurance or other recovery is made at any time after an indemnification payment by the Indemnifying Party has been made with respect to any indemnified Loss, then, to the extent of the amount of such indemnification payment, a refund equal to the aggregate net amount of the recovery (i.e. less the costs of recovery to the Indemnified Party and net of any deductibles, premium adjustment and retrospectively rated premiums) shall be made promptly to the applicable Indemnifying Party. The party making any indemnification payment hereunder shall be subrogated to all rights of the Indemnified Party in respect of any Losses indemnified by such party.

(c)            Notwithstanding anything to the contrary contained herein, for purposes of ARTICLE VI, in determining the amount of Losses arising from or relating to any breach of or inaccuracy in any representation or warranty in this Agreement (other than Section 2.8(a)), but not for purposes of determining whether such a breach or inaccuracy occurred, all materiality and Material Adverse Effect qualifiers will be ignored and each such representation and warranty will be read and interpreted without regard to such qualifier.

Section 6.6      Procedures for Indemnification.

(a)            Any Person making a claim for indemnification under this ARTICLE VI is referred to herein as an “Indemnified Party”. The Person from whom indemnification is sought is referred to herein as the “Indemnifying Party”. Promptly after receiving notice of any Proceeding, investigation, demand or other claim against the Indemnified Party by a third party (a “Third-Party Claim”), the Indemnified Party shall provide written notice of such claim (any such written notice, an “Indemnification Notice”) to: (i) the Parent subject to the indemnification claim, if the Third-Party Claim arises under Section 6.2 and (ii) the Shareholder, if the Third-Party Claim arises under Section 6.3. Each such Indemnification Notice shall describe in reasonable detail the applicable Third-Party Claim, including the facts giving rise to such claim for indemnification hereunder, the amount or method of computation of the amount of such claim (if known); provided, that the failure to so notify an Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that the Indemnifying Party is actually prejudiced by such failure. The Indemnified Party shall also provide such other information with respect thereto as the Indemnifying Party may reasonably request.

(b)            Any Indemnifying Party shall be entitled to participate in the defense of such Third-Party Claim at such Indemnifying Party’s expense, and at its option shall be entitled to assume the defense thereof within ten (10) Business Days after receipt of the Indemnification Notice if the Indemnifying Party acknowledges in writing the Indemnifying Party’s obligation to indemnify the Indemnified Party against any Losses that may result from such Third-Party Claim and by appointing a reputable counsel reasonably acceptable to the Indemnified Party to be the lead counsel in connection with such defense; provided, that the Indemnified Party shall be entitled to participate in the defense of such Third-Party Claim and to employ counsel of its choice for such purpose; provided, that the fees and expenses of such separate counsel shall be borne by the Indemnified Party and shall not be recoverable from such Indemnifying Party under this ARTICLE VII.

(c)            Upon assumption of the defense of any such Third-Party Claim by the Indemnifying Party, the Indemnified Party will not pay, or permit to be paid, any part of the Third-Party Claim, unless the Indemnifying Party consents in writing to such payment. Notwithstanding anything to the contrary herein, the Indemnifying Party shall not compromise or settle, or admit any Liability with respect to, any Third-Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), unless the relief (i) is not in respect of a Third-Party Claim for Taxes, (ii) consists solely of money damages (all of which the Indemnifying Party shall pay) and (iii) includes a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all Liability with respect thereto.

(d)            In all cases, the Indemnified Party shall provide its reasonable cooperation with the Indemnifying Party in defense of claims or litigation relating to Third-Party Claims, including by making employees, information and documentation reasonably available. If the Indemnifying Party shall not, within ten (10) Business Days of receiving the Indemnification Notice, notify the Indemnified Party that it shall assume the defense of any such Third-Party Claim, or fails to defend or withdraws from the defense of any such Third-Party Claim or the Indemnifying Party is the Shareholder and the claim(s) relate to or arise in connection with any Parent Defensible Matter, the Indemnified Party may defend against such matter in a manner consistent with the above provisions regarding conduct of the defense by the Indemnified Party; provided, that the Indemnified Party may not settle any such matter without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed). Any of following shall constitute a “Parent Defensible Matter”: (i) the claim for indemnification relates to or arises in connection with any criminal or quasi-criminal proceeding, action, indictment, allegation or investigation, (ii) the Indemnified Party reasonably believes an adverse determination with respect to the Third-Party Claim would materially injure the Indemnified Party’s future business prospects; or (iii) the claim seeks an injunction or other equitable relief against the Indemnified Party.

(e)            The Indemnified Party shall provide written notice of claim that is not a Third-Party Claim to: (i) the Parent, if such claim arises under Section 6.2 and (ii) the Shareholder, if such claim arises under Section 6.3. Such claim shall describe in reasonable detail the facts giving rise to any claim for indemnification hereunder, the amount or method of computation of the amount of such claim (if known); provided, that the failure to so notify an Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that (and only to the extent that) the Indemnifying Party is materially prejudiced by such failure. The Indemnified Party shall also provide such other information with respect thereto as the Indemnifying Party may reasonably request. If any dispute is not resolved within thirty (30) days after the Indemnified Party receives a dispute notice, then either of such parties can initiate an action pursuant to Section 7.10.

(f)            Subject to this ARTICLE VI, within ten (10) days after any final decision, judgment or award shall have been rendered by a Governmental Authority with competent jurisdiction (and a resolution of any appeal therefrom and the expiration of the time in which to appeal therefrom), or a settlement shall have been consummated, or the Indemnified Party and the Indemnifying Party shall have arrived at a mutually binding agreement, in each case, with respect to a claim hereunder (i) if the claim for indemnification was brought pursuant to Section 6.2, the Parent shall pay or cause to be paid all sums due and owing to the Shareholder Indemnified Party in immediately available funds to an account specified by the Shareholder Indemnified Party and (ii) if the claim for indemnification was brought pursuant to Section 6.3, the Parent and the Shareholder shall cause the Escrow Agent to pay to the Parent (payable by wire transfer of immediately available U.S. funds in accordance with the written payment instructions furnished by the Parent to the Escrow Agent), from the Escrow Amount, any sums due and owing in accordance with this ARTICLE VI, and if the sums due and owing to the Parent Indemnified Party exceed the remaining Escrow Amount, the Indemnifying Party shall pay or cause to be paid all additional sums due and owing to the Parent Indemnified Party in immediately available funds to an account specified by the Parent Indemnified Party. Any of the Escrow Amount remaining, net of any of the amount of any outstanding, unresolved claims of Losses brought pursuant to Section 6.3 (the amounts set forth, the “Reserve Amounts”), shall automatically transfer to the Shareholder and such funds shall be released and distributed to the Shareholder after the date that is eighteen (18) months following the Closing Date. The Reserve Amounts shall be disbursed by the Escrow Agent, promptly after the unresolved indemnification claims to which they relate are finally resolved in accordance with this ARTICLE VI as confirmed by a joint written direction of the Shareholder and the Parent or a final, non-appealable judgment of a court of competent jurisdiction.

Section 6.7      Characterization of Indemnification Payments. Unless otherwise required by Law, all payments made pursuant to this ARTICLE VI shall be treated for all Tax purposes as adjustments to the Merger Consideration.

ARTICLE VII
GENERAL PROVISIONS

Section 7.1      Expenses. Except as otherwise set forth herein, all costs and expenses, including fees and disbursements of Representatives incurred in connection with this Agreement, the Related Documents and the transactions contemplated hereby and thereby, will be paid by the party incurring such costs and expenses, whether or not the Closing will have occurred.

Section 7.2      Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or email, upon written confirmation of receipt by facsimile, e-mail or otherwise, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)            if to the Parent or Merger Sub:

OrthoPediatrics Corp.

2850 Frontier Drive

Warsaw, Indiana 46582

Telephone: (574) 268-6379

Facsimile: (574) 269-3692

Attention:	David Bailey, Chief Executive Officer
Daniel Gerritzen, General Counsel and Vice President of Legal

Email:	dbailey@orthopediatrics.com
dgerritzen@orthopediatrics.com

with a copy to:

Dentons Bingham Greenebaum LLP

2700 Market Tower

10 W. Market Street

Indianapolis, Indiana 46204

Telephone: (317) 635-8900

Facsimile: (317) 236-9907

Attention:	Jeremy E. Hill, Esq.
Tonya Vachirasomboon, Esq.

Email:	jeremy.hill@dentons.com
tonya.vachirasomboon@dentons.com

(ii)	if to the Shareholder:

John Mitchell

22992 Iowa 79

Danville, IA 52623

Email: jmitchell@danvilletelco.net

with a copy to:

Nyemaster Goode, P.C.

700 Walnut Street, Suite 1600

Des Moines, IA 50309

Attention: Jason L. Giles

Email: JLGiles@nyemaster.com

Section 7.3      Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the Laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 7.4      Enforcement; Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Indiana State or federal court sitting in South Bend, St. Joseph County, Indiana (and appellate courts from any of the foregoing), this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (i) any defense in any action for specific performance that a remedy at law would be adequate and (ii) any requirement under any Law to post security as a prerequisite to obtaining equitable relief.

Section 7.5      Entire Agreement. This Agreement and the Related Documents (including the Exhibits and Schedules hereto and thereto) contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings relating to such subject matter. None of the parties to this Agreement shall be liable or bound to any other party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein or in the Related Documents.

Section 7.6      Assignment. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by any of the parties hereto without the prior written consent of the Parent and the Shareholder. Any attempted assignment in violation of this Section 7.6 shall be null and void.

Section 7.7      No Third-Party Beneficiaries. Except as set forth in Section 4.3, and ARTICLE VI, and Section 1.1, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing in this Agreement expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such successors and permitted assigns, any legal or equitable rights under this Agreement.

Section 7.8      Amendment. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed by the Shareholder and the Parent and otherwise as expressly set forth herein.

Section 7.9      Waiver. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder. Any agreement on the part of any party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.

Section 7.10      Governing Law; Jurisdiction.

(a)            This Agreement and all disputes, claims or controversies relating to, arising out of, or in connection with this Agreement shall be governed by and construed in accordance with the internal Laws of the State of Iowa without regard to the Laws of any other jurisdiction that might be applied because of the conflicts of Laws rules of the State of Iowa.

(b)            Each party irrevocably agrees that any Proceeding arising out of or relating to this Agreement or the Related Documents brought by any other party or its successors or assigns shall be brought and determined in the State of Indiana or federal court sitting in South Bend, St. Joseph County, Indiana (and appellate courts from any of the foregoing), and each party hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such Proceeding arising out of or relating to this Agreement or the Related Documents and the transactions contemplated hereby and thereby. Each party agrees not to commence any Proceeding relating thereto except in the courts described above in Indiana, other than Proceedings in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Indiana as described herein. Each party further agrees that notice as provided herein shall constitute sufficient service of process and each party further waives any argument that such service is insufficient. Each party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Proceeding arising out of or relating to this Agreement, the Related Documents or the transactions contemplated hereby or thereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Indiana as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the Proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such Proceeding is improper or (iii) this Agreement or the Related Documents, or the subject matter hereof or thereof, may not be enforced in or by such courts.

Section 7.11      Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE RELATED DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY.

Section 7.12      Disclosure Schedules. The information set forth in this Agreement and the Disclosure Schedules attached hereto is disclosed solely for purposes of this Agreement, and no information set forth herein or therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever (including any violation of Law or breach of Contract). Notwithstanding anything to the contrary set forth in the Disclosure Schedules or in this Agreement, the information and disclosures set forth in any section of the Disclosure Schedules shall be deemed to be disclosed and incorporated by reference in any other section of the Disclosure Schedules as though fully set forth in such section of the Disclosure Schedules for which applicability of such information and disclosure is reasonably apparent on its face to an independent third party that such item is applicable to such other section. The fact that any item of information is disclosed in any section of the Disclosure Schedules shall not be construed to mean that such information is required to be disclosed by this Agreement. Such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material” or “Material Adverse Effect” or other similar terms in this Agreement.

Section 7.13      Interpretation. The headings set forth in this Agreement, in any Exhibit or Disclosure Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Except when the context requires otherwise, any reference in this Agreement to any Article, Section, clause, Schedule or Exhibit shall be to the Articles, Sections and clauses of, and Schedules and Exhibits to, this Agreement. The words “include,” “includes” and “including” are deemed to be followed by the phrase “without limitation” and the term “dollar” or “$” means lawful currency of the United States. Reference to any Person includes such Person’s successors and assigns to the extent such successors and assigns are permitted by the terms of any applicable agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually. Reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof. Reference to any Law means such Law as amended, modified, codified, replaced or re-enacted, in whole or in part, including rules, regulations, enforcement procedures and any interpretations promulgated thereunder, all as in effect on the date hereof. Any reference to the masculine, feminine or neuter gender shall include such other genders and any reference to the singular or plural shall include the other, in each case unless the context otherwise requires. All Exhibits and Disclosure Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Where a document or other information is described as being “delivered to” or “made available to” Parent, it shall be construed to mean that such document or other information was actually delivered to the Parent or the Parent or one of its representatives or posted to the Companies’ virtual data room maintained by BCC Advisers (the “Data Room”) no later than two (2) Business Days prior to the date of this Agreement.

Section 7.14      No Presumption Against Drafting Party. The parties hereto each acknowledge that they have been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 7.15      Conflicts and Privilege. It is acknowledged by the parties hereto that the Companies and Shareholder have retained Nyemaster Goode P.C. (“Shareholder’s Counsel”) to act as their counsel in connection with the transactions contemplated hereby and that Shareholder’s Counsel has not acted as counsel for any other party in connection with the transactions contemplated hereby and that none of the other parties has the status of a client of Shareholder’s Counsel for conflict of interest or any other purposes as a result thereof. Parent hereby agrees that, in the event that a dispute arises after the Closing between Parent and the Shareholder, Shareholder’s Counsel may represent the Shareholder in such dispute even though the interests of the Shareholder may be directly adverse to Parent or the Companies, and even though Shareholder’s Counsel may have represented the Companies in a matter substantially related to such dispute, or may be handling ongoing matters for Parent or the Companies. Parent further agrees that, as to all communications among Shareholder’s Counsel and the Companies and the Shareholder that relate in any way to the transactions contemplated by this Agreement, the attorney-client privilege and the expectation of client confidence belongs to the Shareholder and may be controlled by the Shareholder and shall not pass to or be claimed by Parent or the Companies. Notwithstanding the foregoing, in the event that a dispute arises between Parent or the Companies and a third Person other than a party to this Agreement after the Closing, the Companies may assert the attorney-client privilege to prevent disclosure of confidential communications by Shareholder’s Counsel to such third Person; provided, however, that the Companies may waive such privilege without the prior written consent of the Shareholder.

Section 7.16      Execution of Agreement. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party. Facsimile or electronic mail transmission of counterpart signatures to this Agreement shall be acceptable and binding.

ARTICLE VIII
CERTAIN DEFINITIONS

Section 8.1      Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Accountant” has the meaning ascribed to such term in Section 1.2(c)(iv).

“Adjustment Amount” has the meaning ascribed to such term in Section 1.2(b)(v).

“Affiliate” means, with respect to a specified Person, any other Person that directly or indirectly Controls, is Controlled by, or is under common Control with, such first Person.

“Agreement” has the meaning ascribed to such term in the preamble.

“Annual Financial Statements” has the meaning ascribed to such term in Section 2.6(a).

“Anticorruption Law” has the meaning ascribed to such term in Section 2.25(a).

“Authorization” has the meaning ascribed to such term in Section 2.5(b).

“Basket Amount” has the meaning ascribed to such term in Section 6.4(a)(v).

“Benefit Plan” means any “employee benefit plan,” as defined in Section 3(3) of ERISA, and each Compensatory Arrangement, profit-sharing, stock or unit option, stock or unit purchase, stock or unit ownership, phantom or other equity, pension, retirement, supplemental retirement income, excess benefit, fringe benefit, holiday pay, vacation pay, paid time off, supplemental unemployment insurance, post-retirement medical or life insurance, health, welfare, sick leave, short-term disability, long-term disability, medical, hospitalization, life insurance, or other employee benefit-related insurance or employee benefit plan, policy, program or practice, whether formal or informal, oral or written, established, maintained or contributed to or required to be maintained or contributed to by any of the Companies under which any current or former Company Employees, directors, managers, Contractors or consultants or beneficiaries or dependents of any such person, are entitled to benefits or under which any of the Companies has any present or future Liability, excluding any plans, agreements and arrangements that are mandated by Law.

“Business” means the orthopedic device business of the design, development, manufacture, assemble, sale, licensing, and distribution of orthopedic clubfoot products and printed material related thereto, as engaged in by any of the Companies on the date hereof.

“Business Day” means any day other than (i) any Saturday or Sunday or (ii) any other day on which banks located in Warsaw, Indiana are required or authorized by Law to be closed for business.

“Cash Amount” has the meaning ascribed to such term in Section 1.2(b)(vi).

“Cash Amount of Merger Consideration” has the meaning ascribed to such term in Section 1.2(a).

“Certificate” has the meaning ascribed to such term in Section 1.3.

“Closing” has the meaning ascribed to such term in Section 1.3.

“Closing Date” has the meaning ascribed to such term in Section 1.3.

“Closing Net Working Capital Adjustment” has the meaning ascribed to such term in Section 1.2(b)(v).

“Closing Restricted Stock” has the meaning ascribed to such term in Section 1.4(b)(v).

“Closing Statement” has the meaning ascribed to such term in Section 1.2(c)(ii).

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company” or “Companies” has the meaning ascribed to such term in the recitals.

“Company Loan” means Funded Indebtedness of a Person owing to any of the Companies.

“Company Employee” means any employee of any of the Companies.

“Company Owned Intellectual Property” means all Intellectual Property that is owned by, or purported to be owned by, in whole or in part, by any of the Companies, and includes Company Owned Software.

“Company Intellectual Property License” has the meaning ascribed to such term in Section 2.14(c).

“Company Owned Software” means all Company Software that is owned or purported to be owned, in whole or in part, by any of the Companies.

“Company Software” means all Software that (i) is material to the operation of the business of any of the Companies; (ii) is distributed, sold, licensed, marketed or otherwise provided to third parties by any of the Companies; and/or (iii) is licensed to, is used or held for use by any of the Companies in connection with its work for Customers or its Products or Services, and includes Company Owned Software.

“Company Systems” means, collectively, the Software and information technology systems, hardware, devices or equipment of any type owned or used by or for, or otherwise held for use by or for, the Companies or any of their Affiliates, including computers, workstations, laptops, servers, appliances, and mobile devices.

“Compensatory Arrangement” means any written or oral employment, directorship, management, consulting, compensation, incentive, bonus, change in control, severance, or similar agreement between any of the Companies and any current or former Company Employee, director, manager, Contractor or consultant pursuant to which any current or former Company Employee, director, manager, Contractor or consultant is entitled to benefits.

“Confidential Information” means any confidential or proprietary information or trade secrets of any of the Companies or the Purchaser or their Affiliates, including personnel information, know-how, data, databases, business plans, advertising and marketing plans or systems, business and sales methods or systems, financial data (including sales and profit figures), customer and client lists, customer, client, dealer, distributor, staffing, vendor and supplier information (including principal contacts, addresses and telephone numbers, purchasing history, payment information and any other information). Notwithstanding the foregoing, Confidential Information does not include information that is or becomes generally available to and known by the public other than as a result of a breach of the confidentiality obligations set forth in this Agreement.

“Continuing Employee” has the meaning ascribed to such term in Section 4.4(a).

“Contract” means any written or enforceable oral contract, agreement, license, sublicense, lease, sublease, sales order, purchase order, credit agreement, indenture, mortgage, note, bond or warrant (including all amendments, supplements and modifications thereto), except any common law contracts with employees of each of the Companies or any of their Affiliates.

“Contractor” means an individual who meets the common law test of an independent contractor, including as articulated in IRS Rev. Rul. 87-41, 1987-1 C.B. 296.

“Control” means (including, with correlative meanings, “controlled by,” “controlling” and “under common control with”), with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Covered Tax Proceeding” has the meaning ascribed to such term in Section 5.5(a).

“Customer” means any third party that owns, operates, or possesses, or has the right to own, operate, or possess, a Product or Service.

“Data Room” has the meaning ascribed to such term in Section 7.13.

“Disclosure Schedules” has the meaning ascribed to such term in the introductory paragraph to ARTICLE II.

“Dollars” or “$” means U.S. dollars.

“EDGAR” means Electronic Data Gathering, Analysis, and Retrieval database of the SEC.

“Encumbrance” means any lien, encumbrance, security interest, pledge, mortgage, easement, deed of trust, hypothecation or restriction on transfer of title or voting, whether imposed by agreement, understanding, Law, equity or otherwise, except for any restrictions on transfer generally arising under any applicable federal or state securities Laws.

“Environmental Law” means any applicable federal, provincial, municipal or local or foreign statute, code, ordinance, rule, regulation, permit, approval, license, judgment, order, writ, decree, common law, injunction or other authorization in effect on the date hereof or at a previous time, relating to (a) threatened or actual of any of the following: emissions, discharges, releases escapes, injections, spills or dumping releases of Hazardous Substances into the environment, including into ambient air, soil, sediments, land surface or subsurface, buildings or facilities, surface water, groundwater, publicly-owned treatment works or septic systems; (b) the generation, treatment, storage, disposal, use, handling, manufacturing, transportation, shipment or remediation of Hazardous Substances; or (c) otherwise relating to the pollution or protection of the natural environment, health and safety, waste generation management, handling treatment, transportation or disposal, protection of environmentally sensitive areas.

“Environmental Permit” means any approval, authorization, registration, license or other permission of any kind required under Environmental Law in respect of the Business.

“Escrow Agent” has the meaning ascribed to such term in Section 1.2(b)(iv).

“Escrow Agreement” has the meaning ascribed to such term in Section 1.2(b)(iv).

“Escrow Amount” has the meaning ascribed to such term in Section 1.2(b)(iv).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Estimated Transaction Expenses” has the meaning ascribed to such term in Section 1.2(b)(i).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FDA” has the meaning ascribed to such term in Section 2.28(a).

“Federal Health Care Program” has the meaning ascribed to such term in Section 2.29(b).

“Final Funded Indebtedness” has the meaning ascribed to such term in Section 1.2(c)(v).

“Final Net Working Capital” has the meaning ascribed to such term in Section 1.2(c)(v).

“Final Transaction Expenses” has the meaning ascribed to such term in Section 1.2(c)(v).

“Financial Statements” has the meaning ascribed to such term in Section 2.6(a).

"Flow-Through Income Tax Return" means any federal, state, local or non-U.S. Tax Returns that report income with respect to a Company but with respect to which the direct or indirect beneficial owners of a Company are required to pay the related Tax (including, for the avoidance of doubt, Internal Revenue Service Form 1120-S or Form 1065 and any similar state or local Tax form).

“FLSA” means the Fair Labor Standards Act of 1938, as amended.

“FMLA” means the Family and Medical Leave Act of 1993, as amended.

“Fundamental Reps” has the meaning ascribed to such term in Section 6.1.

“Funded Indebtedness” of any Person means, without duplication, the aggregate amount (including the current portions thereof) of: (i) all obligations of such Person for borrowed money (including outstanding letters of credit, solely to the extent drawn) and obligations issued or incurred in substitution or exchange for obligations for borrowed money; (ii) any other obligation of such Person evidenced by notes, debentures, bonds or other similar instruments; (iii) all indebtedness for the deferred purchase price of property or services represented by a note or other security; (iv) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired (even though the rights and remedies of the Shareholder or lender under such agreement in the event of default are limited to repossession or sale of such property); (v) all interest expense accrued but unpaid on or relating to obligations described in clauses (i) through (iv) above; (vi) all obligations under any lease or similar arrangement, which obligations are required to be classified and accounted for under GAAP as capital leases on a consolidated balance sheet of each of the Companies as of such date computed in accordance with GAAP; (vii) any fees, prepayment or redemption premiums or penalties, breakage costs, unpaid fees or expenses and other monetary obligations associated with the repayment of such obligations; and (viii) all obligations of the type referred to in clauses (i) through (vii) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations. Notwithstanding the foregoing, the PPP Loan shall not be considered Funded Indebtedness to the extent forgiven.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time.

“Governmental Authority” means any federal, state, provincial, local, municipal, foreign or other government, governmental, regulatory, Taxing or administrative agency, department, court, commission, board, bureau, tribunal or other authority or instrumentality.

“Hazardous Substance” means any solid, liquid, gas, odor, radiation or other pollutant, hazardous, dangerous or toxic substance, material, mixture, or waste of any description whatsoever which is prohibited, controlled, restricted or regulated under any Environmental Law or which is otherwise a threat or potential threat to human health, safety or the environment.

“Health Care Laws” has the meaning ascribed to such term in Section 2.29(c).

“HIPAA” has the meaning ascribed to such term in Section 2.29(e).

“Indemnification Notice” has the meaning ascribed to such term in Section 6.6(a).

“Indemnified Party” has the meaning ascribed to such term in Section 6.6(a).

“Indemnifying Party” has the meaning ascribed to such term in Section 6.6(a).

“Intellectual Property” means all domestic and foreign intellectual property and proprietary rights, including, without limitation all: (i) trade names, trademarks, service marks, trade dress, and logos, whether registered or not, and all registrations of and applications to register any of the foregoing, including the goodwill symbolized thereby or associated therewith; (ii) inventions, patents, patent applications, utility models, statutory invention registrations, mask works, invention disclosures, and industrial designs, and all reissues, divisional, renewal, extensions, provisionals, continuations and continuations-in-part thereof; (iii) copyrights in original works of authorship and registrations and applications therefor; (iv) internet domain names and registrations therefor; (v) rights in all Software; (vi) proprietary and confidential know-how and trade secrets in any form, including hardware, Software, and methods and (vii) the right to recover for damages and profits for past and future infringement of any part of the foregoing.

“Intended Tax Treatment” has the meaning ascribed to such term in Section 5.6.

“Interim Financial Statements” has the meaning ascribed to such term in Section 2.6(a).

“Inventory” means all inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories.

“IRS” means Internal Revenue Service.

“Knowledge” means, (i) when used with respect to the Shareholder, the actual knowledge of the Shareholder and Luke Mitchell, Dan Zenner, Amy Cook, Thomas Sharp, Jeff Dassow, and Nate Losey, none of whom shall have any personal Liability regarding such knowledge except as otherwise provided in this Agreement, and (ii) when used with respect to the Parent, the actual knowledge of David Bailey, President and Chief Executive Officer of the Parent, Fred Hite, Chief Financial Officer and Chief Operating Officer of the Parent, Daniel Gerritzen, General Counsel and Vice President of Legal, and Joe Hauser, Vice President of the Trauma and Deformity Correction Business of the Parent, none of whom shall have any personal Liability regarding such knowledge.

“Law” means any law, international treaty, statute, ordinance, official standard, rule, regulation, code, binding case law or principle of common law, enacted or promulgated by any Governmental Authority.

“Liability” or “Liabilities” means debts, commissions, duties, fees, salaries, performance or delivery penalties, warranty liabilities and other liabilities and obligations of any nature (whether pecuniary or not, including obligations to perform or forebear from performing acts or services and whether direct or indirect, known or unknown, fixed or contingent, liquidated or unliquidated, accrued or unaccrued, matured or unmatured, determinable or undeterminable), and fines or penalties.

“Loss” means and includes any and all Liabilities, losses, damages, expenses (including reasonable attorney’s fees), costs, fines, fees, penalties and obligations.

“Material Adverse Effect” means any event, change, occurrence or effect that (i) has had or would reasonably be expected to have a material adverse effect on the Business, assets, liabilities, financial condition or results of operations of each of the Companies, taken as a whole or (ii) would reasonably be expected to prevent, materially delay or materially impede the performance by the Shareholder of his obligations under this Agreement or the consummation of the transactions contemplated hereby, in each case, other than any event, change, occurrence or effect resulting from (A) changes in general economic, financial market, business or geopolitical conditions provided that such changes do not materially and disproportionately affect each of the Companies relative to other entities in the industry, (B) changes in any applicable Laws or applicable accounting regulations or principles or interpretations thereof, provided that such changes do not materially and disproportionately affect each of the Companies relative to other entities in the industry, (C) any outbreak or escalation of hostilities or war or any act of terrorism, (D) the public announcement of this Agreement and the Related Documents and the transactions contemplated hereby and thereby or the identity of the Parent, (E) compliance with this Agreement, including any effect on each of the Companies resulting from failure to take any action to which the Shareholder sought and the Parent refused consent under this Agreement, including the impact thereof on the relationships of each of the Companies with customers, suppliers, distributors, consultants, employees or Contractors or other third parties with whom each of the Companies has any relationship, and (F) any failure by each of the Companies to meet any internal or external projections or forecasts (provided that this clause (F) shall not prevent a determination that the change or event or other facts or occurrences giving rise to or contributing to such failure has resulted in a Material Adverse Effect).

“Material Adverse Effect of the Parent or Merger Sub” means any event, change, occurrence or effect that (i) has had or would reasonably be expected to have a material adverse effect on the Parent’s or Merger Sub’s respective businesses, assets, liabilities, financial condition or results of operations of the Parent or Merger Sub, taken as a whole or (ii) would reasonably be expected to prevent, materially delay or materially impede the performance by Parent or Merger Sub of each of their respective obligations under this Agreement or the consummation of the transactions contemplated hereby, in each case, other than any event, change, occurrence or effect resulting from (A) changes in general economic, financial market, business or geopolitical conditions provided that such changes do not materially and disproportionately affect the Parent or Merger Sub relative to other entities in the industry, (B) changes in any applicable Laws or applicable accounting regulations or principles or interpretations thereof, provided that such changes do not materially and disproportionately affect the Parent or Merger Sub relative to other entities in the industry, (C) any outbreak or escalation of hostilities or war or any act of terrorism, (D) the public announcement of this Agreement and the Related Documents and the transactions contemplated hereby and thereby, (E) compliance with this Agreement, and (F) any failure by each of the Parent or Merger Sub to meet any internal or external projections or forecasts (provided that this clause (F) shall not prevent a determination that the change or event or other facts or occurrences giving rise to or contributing to such failure has resulted in a Material Adverse Effect of the Parent or Merger Sub).

“Material Contract” has the meaning ascribed to such term in Section 2.15(b).

“Merger Consideration” has the meaning ascribed to such term in Section 1.2(a).

“NASDAQ” means NASDAQ Stock Market.

“Net Working Capital” means the amount of working capital of each of the Companies in the aggregate calculated in accordance with Schedule 1.2(c)(i), prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby.

“Net Working Capital Settlement Deadline” has the meaning ascribed to such term in Section 1.2(c)(iv).

“Non-Competition Agreement” has the meaning ascribed to such term in Section 1.4(a)(x).

“Notified Body” means an entity licensed, authorized or approved by the applicable Governmental Authority to assess and certify the conformity of a medical device with the requirements of Council Directive 93/42/EEC of 14 June 1993 concerning medical devices, as amended from time to time, and applicable harmonized standards.

“Objection Notice” has the meaning ascribed to such term in Section 1.2(c)(iii).

“Objection Period” has the meaning ascribed to such term in Section 1.2(c)(ii).

“Obligor” means the Person obligated to make payments with respect to a Company Loan.

“Order” has the meaning ascribed to such term in Section 2.10(b).

“OrthoPediatrics Stock” has the meaning ascribed to the term in Section 1.2(a).

“Other Restricted Stock” has the meaning ascribed to such term in Section 4.10.

“Owned Real Property” has the meaning ascribed to such term in Section 2.13(a).

“Parent Common Stock” means Parent’s common stock, par value $0.00025 per share.

“Parent Defensible Matter” has the meaning ascribed to such term in Section 6.6(d).

“Parent Financial Statements” has the meaning ascribed to such term in Section 3.5(b).

“Parent Fundamental Reps” has the meaning ascribed to such term in Section 6.1.

“Parent Indemnified Parties” has the meaning ascribed to such term in Section 6.3.

“Parent Preferred Stock” has the meaning ascribed to such term in Section 3.8.

“Parent SEC Documents” has the meaning ascribed to such term in Section 3.5.

“Payoff Amount” has the meaning ascribed to such term in Section 1.2(b)(i).

“Payoff Letters” has the meaning ascribed to such term in Section 1.2(b)(ii).

“Permit” means any permit, license, approval, consent, registration, certification, endorsement or qualification granted by or obtained from any Governmental Authority pursuant to Law.

“Permitted Encumbrances” means (i) statutory liens for current Taxes not yet due or delinquent (or which may be paid without interest or penalties) or the validity or amount of which is being contested in good faith by appropriate Proceedings, (ii) zoning, entitlement, conservation restriction and other land use and environmental regulations by Governmental Authorities; and (iii) all exceptions, restrictions, easements, imperfections of title, charges, rights-of-way and other Encumbrances (other than those securing any Funded Indebtedness or applicable to any Stock) that do not have a Material Adverse Effect, taken as a whole.

“Person” means and includes any domestic or foreign individual, partnership, corporation, limited liability company, group, association, joint stock company, trust, estate, joint venture, unincorporated organization or any other form of business or professional entity or Governmental Authority (or any department, agency or political subdivision thereof).

“Personal Data” means has the same meaning as the terms “account information,” “personal identification,” “login information,” “personal data,” “non-public personally identifiable information,” “individually identifiable information,” “personally identifiable information,” “personal information” or similar such terms under applicable Privacy Laws. Without limiting the foregoing, “Personal Data” includes all of the following information that is Processed by or on behalf of a Company or any of its Affiliates: (i) any information regarding an individual that, under any applicable Law, requires that individual to be notified of any situation where there is, or reason to believe there has been a loss, misuse, unauthorized access, or unauthorized acquisition of that information; and (ii) any information that, alone or when combined with other information, describes, relates to, reasonably links to, is reasonably capable of being associated with, or can be used to identify an individual and that is subject to handling or security requirements under any applicable Law relating to the use, privacy and security of any information of or concerning an individual within the United States or any other jurisdiction.

“PPP Loan” means the Paycheck Protection Program loan that MD Ortho received from the U.S. Small Business Administration (the “SBA”) under the CARES Act in the amount of Three Hundred Seventy-Five Thousand One Hundred Dollars ($375,100) (the “PPP Loan”).

“Pre-Closing Tax Returns” has the meaning ascribed to such term in Section 5.1(a).

“Pre-Closing Tax Period” means (i) any Tax period ending on or before the Closing Date and (ii) in the case of any Straddle Period, the portion of such period up to and including the Closing Date.

“Preliminary Net Working Capital” has the meaning ascribed to such term in Section 1.2(c)(i).

“Preliminary Net Working Capital Certificate” has the meaning ascribed to such term in Section 1.2(c)(i).

“Privacy Agreements” means (i) the privacy policies in effect between a Company or any of its Affiliates, on the one hand, and the customers or users of the products sold by a Company, on the other hand, (ii) Contracts (or portions thereof) between a Company or any of its Affiliates, on the one hand, and service providers, business partners, or any other third parties to which any Personal Data is provided, disclosed or made available by or on behalf of the Company or any of its Affiliates, on the other hand and (iii) rules of self-regulatory, industry or other organizations relating to Personal Data of which any of the Company or any of its Affiliates is a member or with which the Company or any of its Affiliates is required to comply, in the case of each of clauses (i), (ii) and (iii), that are applicable to the Processing of Personal Data by the Company or any of its Affiliates.

“Privacy Laws” means all applicable Laws concerning the privacy or security, integrity, accuracy, protection, Processing, sale, or exchange of data, including, where applicable, Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) and any of its amendments including the Health Information Technology for Economic and Clinical Health Act (“HITECH Act”), the European Union General Data Protection Regulation 2016/679 (“GDPR”), and the California Consumer Privacy Act (CCPA).

“Process” or “Processing” or “Processed” means, with respect to data, the access, use, collection, treatment, processing, storage, hosting, recording, organization, structuring, adaptation, alteration, transfer, retrieval, transmittal, consultation, disclosure, dissemination or otherwise making available, restriction, erasure, destruction, or combination of such data.

“Proceeding” means any claim, action, suit, arbitration or proceeding against any third party or before any Governmental Authority or arbitrator or any audit, examination or investigation commenced, brought or conducted by any Governmental Authority.

“Products” means any of the commercial products provided by or contemplated by any of the Companies at any time to any third party, whether or not sold to such third party.

“Qualified Benefit Plan” has the meaning ascribed to such term in Section 2.11(a).

“Real Property” means the real property owned, leased or subleased by each of the Companies, together with all buildings, structures and facilities, located thereon and includes, without limitation, the Owned Real Property.

“Registrations” shall mean authorizations, approvals, clearances, consents, licenses, permits, certificates, exemptions or registrations issued or otherwise made available by any Regulatory Authority or Governmental Authority (including 510(k) pre-market notification clearances, de novo classifications, pre-market approvals, investigational device exemptions, product recertifications, manufacturing approvals and authorizations, CE Marks, pricing and reimbursement approvals, labeling approvals, registration notifications or their foreign equivalent) that are required for the research, investigation, development, production, manufacture, labeling, distribution, marketing, storage, shipping, transportation, export, import, use or sale of the products of each of the Companies.

“Regulatory Authority” shall mean the FDA and any other Governmental Authority that regulates the research, investigation, development, production, marketing, distribution, storage, shipping, transport, advertising, labeling, promotion, sale, export, import, use, handling and control, safety, efficacy, reliability or manufacturing of medical devices or human cells, tissues, and cellular and tissue-based products, and any Notified Body.

“Related Documents” means the Escrow Agreement, Non-Competition Agreement, the Certificate, and each other agreement, instrument, certificate and document delivered as a condition to the Closing or otherwise in connection with the transactions contemplated by this Agreement.

“Representatives” means, with respect to any Person, such Person’s directors, managers, officers, employees, agents and advisors (including accountants, consultants, investment bankers, legal counsel and other experts) and other representatives.

“Required Actions” has the meaning ascribed to such term in Section 2.5(a).

“Required Consent” has the meaning ascribed to such term in Section 2.5(b).

“Reserve Amounts” has the meaning ascribed to such term in Section 6.6.

“Sanctions” means economic or financial sanctions or trade embargoes or restrictive measures enacted, imposed, administered or enforced from time to time by (i) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or the U.S. Department of Commerce (ii) the United Nations Security Council; (iii) the European Union or any of its member states; or (iv) Her Majesty’s Treasury.

“Sarbanes-Oxley Act” means Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Self-Disclosure” has the meaning ascribed to such term in Section 2.29(l).

“Services” means any of the commercial services provided by or contemplated by any of the Companies at any time to any third party, whether or not sold to such third party.

“Shareholder’s Counsel” has the meaning ascribed to such term in Section 7.15.

“Shareholder Indemnified Parties” has the meaning ascribed to such term in Section 6.2.

“Shareholder” has the meaning ascribed to such term in the preamble.

“Software” means all computer software, firmware, programs and databases, in any form, including source code, object code, make files, user interfaces, development tools, library functions, compilers, Internet websites, web content and links, all versions, updates, corrections, enhancements, replacements, and modifications thereof, and all documentation related thereto.

“Stock” has the meaning ascribed to such term in the recitals.

“Straddle Period” means any Tax period that begins before but ends after the Closing Date.

“Survival Period” has the meaning ascribed to such term in Section 6.1.

“Target Net Working Capital” means One Million Four Hundred Forty-Seven Thousand Two Hundred Sixty-Nine and 00/100 Dollars ($1,447,269.00).

“Tax” or “Taxes” means, with respect to any Person, all income taxes (including any tax on or based upon net income, gross income, or income as specially defined, or earnings, profits, or selected items of income, earnings or profits) and all gross receipts, value-added (VAT or IVA), sales, use, escheat, unclaimed property, goods and services, harmonized sales, ad valorem, transfer, registration, real or personal property, franchise, license, withholding, payroll, employment, social security, social insurance or windfall profits taxes, alternative or add-in minimum taxes, employment insurance premiums, customs duties, tariffs, excise, or other taxes of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Tax Authority on such Person.

“Tax Authority” means any Governmental Authority or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Tax Proceeding” means any action, litigation, claim, charge, audit, inquiry, investigation or other proceeding (whether civil, criminal, or administrative) commenced, brought by a Tax Authority with respect to or relating to any Tax or Tax Return.

“Tax Return” means any return, report, certificate, election, designation, form or similar statement or document (including any related or supporting information or schedule attached thereto and any information return, amended Tax return, claim for refund or declaration of estimated Tax) required or permitted to be supplied to, or filed with, a Tax Authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws relating to any Tax.

“Third-Party Claim” has the meaning ascribed to such term in Section 6.6(a).

“Third-Party Intellectual Property” has the meaning ascribed to such term in Section 2.14(c).

“Third-Party Intellectual Property License” has the meaning ascribed to such term in Section 2.14(c).

“Transaction Expenses” means (a) all unpaid fees, costs, charges, expenses and obligations that are incurred by or on behalf of the Shareholder or any of his Affiliates (including, prior to the Closing, each of the Companies) in connection with or relating to the consummation of the transactions contemplated by this Agreement and the Related Documents, (b) one-half of the Escrow Agent’s fees payable upon the execution and delivery of the Escrow Agreement, and (c) up to Twenty-Five Thousand and 00/100 Dollars ($25,000.00) out-of-pocket expenses that are incurred by the Parent directly relating to the restructuring of the transaction contemplated hereby from a stock purchase to a forward triangular merger. For the avoidance of doubt, Transaction Expenses shall exclude all fees, costs, charges, expenses and obligations that are incurred (i) by the Parent or any of their Affiliates, except as otherwise set forth above, and (ii) by each of the Companies in connection with any action or activity necessary for the Parent to satisfy their obligations set forth herein or in any of the Related Documents.

“Transaction Tax Deductions” means any item of loss or deduction resulting from or attributable to (i) transaction bonuses, change-in-control payments, severance payments, retention payments, or similar payments made to employees or other service providers of each of the Companies, (ii) fees, expenses, and interest (including unamortized original issue discount and any other amounts treated as interest for U.S. federal income Tax purposes and any prepayment penalty or breakage fees or accelerated deferred financing fees) incurred by each of the Companies with respect to the payment of any indebtedness, (iii) the amount of investment banking, legal, and accounting fees and expenses paid or payable by each of the Companies, (iv) accelerated vesting of restricted stock held by employees of each of the Companies, and (v) any amount of any deductions for U.S. federal income Tax purposes as a result of the exercise or payment for cancellation of employee or other compensatory options, in each case arising in connection with the transactions contemplated by this Agreement and as determined by the Shareholder in good faith.

“Transfer Date” has the meaning ascribed to such term in Section 4.9.

“Transfer Taxes” has the meaning ascribed to such term in Section 5.2.

“Treasury Regulations” means the Federal income tax regulations, including any temporary or proposed regulations, promulgated under the Code, in effect as of the date hereof.

“WARN” means the Worker Adjustment and Retraining Notification Act, as amended, and the rules and regulations promulgated thereunder.

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IN WITNESS WHEREOF, the undersigned have each executed, or caused to be executed by their respective duly authorized representative, this Merger Agreement as of the date first written above.

PARENT:

ORTHOPEDIATRICS CORP.

By:	/s/ David Bailey
David Bailey, President and Chief Executive Officer

MERGER SUB:

ORTHOPEDIATRICS IOWA HOLDCO, INC.

By:	/s/ David Bailey
David Bailey, President and Chief Executive Officer

SHAREHOLDER:

/s/ John Mitchell
John Mitchell

TARGET COMPANY:

MITCHELL DESIGNS, INC.

By:	/s/ John Mitchell
John Mitchell, President

[Signature page to Merger Agreement]